Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares

of

JetPay Corporation

at

$5.05 per Share of Common Stock

$5.05 per Share of Common Stock underlying each Series A Convertible Preferred Stock

$600 per Share of Series A-1 Convertible Preferred Stock

$600 per Share of Series A-2 Convertible Preferred Stock

by

Orwell Acquisition Corporation

a wholly-owned subsidiary of

NCR Corporation

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., PHILADELPHIA,

PENNSYLVANIA TIME ON DECEMBER 4, 2018, UNLESS THE OFFER IS EXTENDED.

THIS OFFER TO PURCHASE IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 19, 2018 (THE “MERGER AGREEMENT”), BY AND AMONG NCR CORPORATION (“NCR”), ORWELL ACQUISITION CORPORATION (“MERGER SUB”) AND JETPAY CORPORATION (“JETPAY”). MERGER SUB, A WHOLLY-OWNED SUBSIDIARY OF NCR, IS OFFERING TO PURCHASE (I) ALL OUTSTANDING SHARES OF COMMON STOCK (“COMMON SHARES”), OF JETPAY FOR $5.05 PER SHARE (SUCH AMOUNT, OR ANY OTHER AMOUNT PER SHARE PAID PURSUANT TO THE OFFER IN ACCORDANCE WITH THE MERGER AGREEMENT, THE “COMMON SHARE OFFER PRICE”), NET TO THE SELLER IN CASH, WITHOUT INTEREST, ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT (THE “COMMON SHARE OFFER”); (II) ANY AND ALL OF THE SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK ISSUED AND OUTSTANDING (EACH, A “SERIES A PREFERRED SHARE”) AT A PRICE PER SERIES A PREFERRED SHARE EQUAL TO THE GREATER OF (A) THE SERIES A LIQUIDATION VALUE OF SUCH SERIES A PREFERRED SHARE AND (B) THE AMOUNT OF PROCEEDS THAT THE HOLDER OF SUCH SERIES A PREFERRED SHARE WOULD RECEIVE IF SUCH SERIES A PREFERRED SHARE WAS CONVERTED INTO COMMON SHARES PURSUANT TO THE SERIES A CERTIFICATE OF DESIGNATION AND SUCH HOLDER RECEIVED THE COMMON SHARE OFFER PRICE FOR EACH COMMON SHARE ISSUED UPON SUCH CONVERSION (THE GREATER OF THE FOREGOING CLAUSES (A) AND (B), OR ANY OTHER AMOUNT PER SERIES A PREFERRED SHARE PAID PURSUANT TO THE OFFER IN ACCORDANCE WITH THE MERGER AGREEMENT, THE “SERIES A OFFER PRICE”), NET TO THE SELLER IN CASH, WITHOUT INTEREST, ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT (THE “SERIES A OFFER”); (III) ANY AND ALL SHARES OF SERIES A-1 CONVERTIBLE PREFERRED STOCK ISSUED AND OUTSTANDING (EACH, A “SERIES A-1 PREFERRED SHARE”) AT A PRICE PER SERIES A-1 PREFERRED SHARE EQUAL TO THE GREATER OF (A) THE SERIES A-1 LIQUIDATION VALUE OF SUCH SERIES A-1 PREFERRED SHARE AND (B) THE AMOUNT OF PROCEEDS THAT THE HOLDER OF SUCH SERIES A-1 PREFERRED SHARE WOULD RECEIVE IF SUCH SERIES A-1 PREFERRED SHARE WAS CONVERTED INTO COMMON SHARES PURSUANT TO THE SERIES A-1 CERTIFICATE OF DESIGNATION AND SUCH HOLDER RECEIVED THE COMMON SHARE OFFER PRICE FOR EACH

COMMON SHARE ISSUED UPON SUCH CONVERSION (THE GREATER OF THE FOREGOING CLAUSES (A) AND (B), OR ANY OTHER AMOUNT PER SERIES A-1 PREFERRED SHARE PAID PURSUANT TO THE OFFER IN ACCORDANCE WITH THE MERGER AGREEMENT, THE “SERIES A-1 OFFER PRICE”), NET TO THE SELLER IN CASH, WITHOUT INTEREST, ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT (THE “SERIES A-1 OFFER”); AND (IV) ANY AND ALL SHARES OF SERIES A-2 CONVERTIBLE PREFERRED STOCK ISSUED AND OUTSTANDING (EACH, A “SERIES A-2 PREFERRED SHARE” AND, TOGETHER WITH THE SERIES A PREFERRED SHARES AND THE SERIES A-1 PREFERRED SHARES, THE “PREFERRED SHARES”) AT A PRICE PER SERIES A-2 PREFERRED SHARE EQUAL TO THE GREATER OF (A) THE SERIES A-2 LIQUIDATION VALUE OF SUCH SERIES A-2 PREFERRED SHARE AND (B) THE AMOUNT OF PROCEEDS THAT THE HOLDER OF SUCH SERIES A-2 PREFERRED SHARE WOULD RECEIVE IF SUCH SERIES A-2 PREFERRED SHARE WAS CONVERTED INTO COMMON SHARES PURSUANT TO THE SERIES A-2 CERTIFICATE OF DESIGNATION AND SUCH HOLDER RECEIVED THE COMMON SHARE OFFER PRICE FOR EACH COMMON SHARE ISSUED UPON SUCH CONVERSION (THE GREATER OF THE FOREGOING CLAUSES (A) AND (B), OR ANY OTHER AMOUNT PER SERIES A-2 PREFERRED SHARE PAID PURSUANT TO THE OFFER IN ACCORDANCE WITH THE MERGER AGREEMENT, THE “SERIES A-2 OFFER PRICE” AND, TOGETHER WITH THE COMMON SHARE OFFER PRICE, THE SERIES A OFFER PRICE AND THE SERIES A-1 OFFER PRICE, THE “OFFER PRICES”), NET TO THE SELLER IN CASH, WITHOUT INTEREST, ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT (THE “SERIES A-2 OFFER” AND, TOGETHER WITH COMMON SHARE OFFER, THE SERIES A OFFER AND THE SERIES A-1 OFFER, THE “OFFER”).

JETPAY’S BOARD OF DIRECTORS UNANIMOUSLY (1) APPROVED AND DECLARED THAT THE MERGER AGREEMENT AND THE MERGER OF MERGER SUB WITH AND INTO JETPAY (THE “MERGER”) AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE ADVISABLE, FAIR AND IN THE BEST INTERESTS OF JETPAY AND ITS STOCKHOLDERS; (2) APPROVED THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER; AND (3) DETERMINED TO RECOMMEND THAT THE STOCKHOLDERS OF JETPAY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

THE OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION. THE OFFER IS, HOWEVER, CONDITIONED UPON: (1) THERE HAVING BEEN VALIDLY TENDERED AND “RECEIVED” (AS DEFINED IN SECTION 251(H)(6) OF THE DELAWARE GENERAL CORPORATION LAW), AND NOT VALIDLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF COMMON SHARES AND PREFERRED SHARES WHICH, TOGETHER WITH THE COMMON SHARES AND PREFERRED SHARES OTHERWISE OWNED BY MERGER SUB OR ITS AFFILIATES, EQUALS A MAJORITY OF THE VOTING POWER OF THE ISSUED AND OUTSTANDING COMMON SHARES AND PREFERRED SHARES, WHICH IS REFERRED TO AS THE “MINIMUM TENDER CONDITION;” (2) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED, WHICH IS REFERRED TO AS THE “COMPETITION LAW CONDITION;” (3) THERE NOT HAVING BEEN A DATA COMPROMISE OCCURRING OR THAT IS DISCOVERED PRIOR TO THE OFFER EXPIRATION TIME INVOLVING MORE THAN 7 MILLION CARDS AND CAUSING AT LEAST $7 MILLION OF DIRECT DAMAGES; AND (4) OTHER CONDITIONS SET FORTH IN EXHIBIT A TO THE MERGER AGREEMENT. A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES 1 THROUGH 7. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, NY 10022

Stockholders Call Toll Free (888) 750-5834

Banks and Brokers Call (212) 750-5833

IMPORTANT

Any JetPay stockholder desiring to tender Shares in the Offer should either (i) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificates representing tendered Shares and all other required documents to Equiniti Trust Company, the Depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in The Offer – Section 3 – “Procedures for Tendering Shares-Book-Entry Transfer” or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in The Offer – Section 3 – “Procedures for Tendering Shares – Guaranteed Delivery.”

* * *

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

November 2, 2018

i

SUMMARY TERM SHEET

Orwell Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of NCR Corporation (“NCR,” which, together with Merger Sub, shall also be referred to as “we,” “our” and “us” for purposes of this Offer to Purchase), is offering to purchase: (i) all outstanding shares of common stock, $0.001 par value per share (“Common Shares”), of JetPay Corporation (“JetPay” or the “Company”) at a price per Share of $5.05 (such amount, or any other amount per Share paid pursuant to the Offer in accordance with the Merger Agreement, the “Common Share Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Merger Agreement (the “Common Share Offer”); (ii) any and all of the shares of Series A Convertible Preferred Stock, $0.001 par value per share, issued and outstanding (each, a “Series A Preferred Share”) at a price per Series A Preferred Share equal to the greater of (A) the Series A Liquidation Value of such Series A Preferred Share and (B) the amount of proceeds that the holder of such Series A Preferred Share would receive if such Series A Preferred Share was converted into Common Shares pursuant to the Series A Certificate of Designation and such holder received the Common Share Offer Price for each Common Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A Preferred Share paid pursuant to the Offer in accordance with the Merger Agreement, the “Series A Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Merger Agreement (the “Series A Offer”); (iii) any and all shares of Series A-1 Convertible Preferred Stock, $0.001 par value per share, issued and outstanding (each, a “Series A-1 Preferred Share”) at a price per Series A-1 Preferred Share equal to the greater of (A) the Series A-1 Liquidation Value of such Series A-1 Preferred Share and (B) the amount of proceeds that the holder of such Series A-1 Preferred Share would receive if such Series A-1 Preferred Share was converted into Common Shares pursuant to the Series A-1 Certificate of Designation and such holder received the Common Share Offer Price for each Common Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A-1 Preferred Share paid pursuant to the Offer in accordance with the Merger Agreement, the “Series A-1 Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Merger Agreement (the “Series A-1 Offer”); and (iv) any and all shares of Series A-2 Convertible Preferred Stock, $0.001 par value per share, issued and outstanding (each, a “Series A-2 Preferred Share” and, together with the Series A Preferred Shares and the Series A-1 Preferred Shares, the “Preferred Shares”) at a price per Series A-2 Preferred Share equal to the greater of (A) the Series A-2 Liquidation Value of such Series A-2 Preferred Share and (B) the amount of proceeds that the holder of such Series A-2 Preferred Share would receive if such Series A-2 Preferred Share was converted into Common Shares pursuant to the Series A-2 Certificate of Designation and such holder received the Common Share Offer Price for each Common Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A-2 Preferred Share paid pursuant to the Offer in accordance with the Merger Agreement, the “Series A-2 Offer Price” and, together with the Common Share Offer Price, the Series A Offer Price and the Series A-1 Offer Price, the “Offer Prices”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Merger Agreement (the “Series A-2 Offer” and, together with Common Share Offer, the Series A Offer and the Series A-1 Offer, the “Offer”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

The following are some of the questions you, as a JetPay stockholder, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my Shares?

Our name is Orwell Acquisition Corporation. We are a Delaware corporation formed for the purpose of making this tender offer for all of the shares of JetPay. We are a wholly-owned subsidiary of NCR Corporation, a Maryland corporation. See The Offer – Section 9 – “Certain Information Concerning Merger Sub and NCR.”

What securities are you offering to purchase?

We are offering to purchase all of JetPay’s outstanding (i) Common Shares, (ii) Series A Preferred Shares, (iii) Series A-1 Preferred Shares and (iv) Series A-2 Preferred Shares, collectively referred to as “Shares.” See “Introduction.”

How much are you offering to pay for my shares and what is the form of payment?

For the Common Shares, we are offering to pay you $5.05 per share in cash without interest and less applicable withholding taxes.

For the Preferred Shares, we are offering to pay the following:

•

For Series A Preferred Shares: The amount of proceeds that the holder of such Series A Preferred Share would receive if such Series A Preferred Share was converted into Common Shares pursuant to the Series A Certificate of Designation and such holder received the Common Share Offer Price for each Common Share issued upon such conversion exceeds the Series A Liquidation Value; accordingly, the Series A Offer Price equals $5.05 multiplied by the number of Common Shares underlying each Series A Preferred Share upon conversion.

•

For Series A-1 and Series A-2 Preferred Shares: Each of the Series A-1 Liquidation Value and Series A-2 Liquidation Value exceeds the amount of proceeds that the holder of such Series A-1 Preferred Share or Series A-2 Preferred Share would receive if each such share was converted into Common Shares pursuant to the applicable certificate of designation and such holder received the Common Share Offer Price for each Common Share issued upon such conversion; accordingly, the Series A-1 Offer Price and the Series A-2 Offer Price both equal $600 per Series A-1 Preferred Share and Series A-2 Preferred Share.

If you are the record holder of your shares of JetPay (i.e., a stock certificate has been issued to you and registered in your name) and you directly tender your shares in the Offer to Equiniti Trust Company, the depositary for the Offer, you will not have to pay brokerage fees or commissions. If you own your shares through a broker, bank or other nominee, and your broker, bank or other nominee tenders your shares on your behalf, your broker, bank or other nominee may charge you a fee for doing so. You should consult your broker, bank or other nominee to determine whether any charges will apply. See “Introduction.”

Do you have the financial resources to pay for the shares?

Yes. NCR will provide Merger Sub with sufficient funds to pay for all shares accepted for payment in the Offer. We will need approximately $184 million to purchase all Shares of JetPay validly tendered in the Offer, to pay the merger consideration in connection with the merger of the Merger Sub into JetPay (referred to as the “Merger” and which is expected to follow the successful completion of the tender offer and to pay related fees and expenses), and to repay JetPay’s outstanding indebtedness. A portion of the approximately $184 million is available from cash on hand and the remainder will be funded through NCR’s existing revolving credit facility. Consummation of the Offer is not subject to any financing condition. See The Offer – Section 10 – “Source and Amount of Funds.”

Is NCR’s financial condition relevant to my decision to tender in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares of JetPay solely for cash;

•

the Merger Sub, through our parent company, NCR, will have sufficient funds to purchase all Shares validly tendered, and not withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow the successful completion of the Offer, and the other related transactions;

•	the consummation of the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we expect to acquire any remaining Shares for the same cash per share price in a subsequent offering period or in the Merger.

See The Offer – Section 10 – “Source and Amount of Funds.”

Has JetPay’s Board of Directors approved the Offer?

Yes. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 19, 2018, by and among NCR, Merger Sub and JetPay (the “Merger Agreement”). JetPay’s board of directors unanimously adopted the following resolutions (the “JetPay Board Recommendation”):

•	approving and declaring that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair and in the best interests of the stockholders of JetPay and JetPay;

•	approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement; and

•	determining to recommend that the stockholders of JetPay accept the Offer and tender their shares to Merger Sub pursuant to the Offer.

See The Offer – Section 11 – “Background of the Offer; Contacts with JetPay; The Merger Agreement.”

Have any JetPay stockholders agreed to tender their Shares?

Yes. Certain significant stockholders of JetPay and certain JetPay directors and officers (collectively owning 786,761 Common Shares, 133,333 Series A Preferred Shares, and Company Options representing 966,666 Common Shares) have entered into a tender and support agreement with us and NCR (the “Support Agreement”), which, among other things, generally obligates them to tender their Shares in the Offer. Such Shares represent approximately 47% of the voting power of the JetPay Common Shares and Preferred Shares (not including the Common Shares underlying Company Options), as of October 18, 2018. Such stockholders, directors and officers have agreed not to withdraw their Shares from the Offer unless the Offer has been terminated or has expired, the Merger Agreement has been terminated, or the underlying Support Agreement is terminated. See The Offer – Section 11 – “Background of the Offer; Contacts with JetPay; The Merger Agreement – Other Arrangements – Support Agreement.”

How long do I have to decide whether to tender in the Offer?

You have until the Offer Expiration Time of the Offer to tender. The Offer currently is scheduled to expire at 11:59 p.m. (Philadelphia, Pennsylvania time) on December 4, 2018 (the “Offer Expiration Time”). The Offer may be extended pursuant to, and in accordance with, the terms of the Merger Agreement or as may be required by applicable law. See The Offer – Section 1 – “Terms of the Offer.”

How will I be notified if the Offer is extended?

If we decide to extend the Offer, we will inform Equiniti Trust Company, the depositary for the Offer, of that fact and will make a public announcement of the extension, no later than 9:00 A.M., Eastern Time, on the next business day after the date the Offer was scheduled to expire. See The Offer – Section 1 – “Terms of the Offer.”

Can the Offer be extended after Merger Sub has accepted and paid for shares?

If, upon purchase of all shares tendered in the Offer, NCR and Merger Sub collectively own less than a majority of JetPay’s outstanding Common Shares and Preferred Shares, we may elect to provide a “subsequent offering period” for the Offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the Offer, during which stockholders may tender, but not withdraw, their shares and receive the Offer Price. See The Offer – Section 1 – “Terms of the Offer.”

What are the most significant conditions to the Offer?

The Offer is not subject to any financing condition. The Offer is conditioned upon:

•

At the Offer Expiration Time (as extended in accordance with the Merger Agreement), there shall have been validly tendered and “received” (as defined in Section 251(h)(6) of the Delaware General Corporation Law, or the “DGCL”), and not validly withdrawn, prior to the expiration of the Offer that number of Common Shares and Preferred Shares which, together with the Common Shares and Preferred Shares otherwise owned by Merger Sub or its affiliates, equals a majority of the voting power of the issued and outstanding Common Shares and Preferred Shares, which is referred to as the “Minimum Tender Condition;”

•	Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, which is referred to as the “Competition Law Condition;”

•

There not having occurred or discovered a data compromise after the date of the Merger Agreement involving more than 7,000,000 cards and causing at least $7,000,000 of direct damages, which is referred to as the “Data Compromise Condition;” and

•	Other conditions set forth in Exhibit A to the Merger Agreement.

See The Offer – Section 14 – “Conditions of the Offer.”

How do I tender my shares?

If you wish to accept the Offer and:

•

you are a record holder (i.e., a stock certificate has been issued to you and registered in your name), you must deliver the stock certificate(s) representing your shares (or follow the procedures described in this Offer to Purchase for book-entry transfer, if applicable), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal, to the depositary for the Offer. These materials must reach the depositary before the Offer expires;

•

you are a record holder, but your stock certificate is not available or you cannot deliver it to the depositary before the Offer expires, you may be able to obtain two additional trading days of The Nasdaq Capital Market (“Nasdaq”) to tender your shares using the enclosed Notice of Guaranteed Delivery; or

•	you hold your shares through a broker, bank or other nominee, you should contact your broker, bank or other nominee and give instructions that your shares be tendered.

See the Letter of Transmittal and The Offer – Section 3 – “Procedure for Tendering Shares” for more information.

May I withdraw shares I previously tendered in the Offer? Until what time can I withdraw tendered shares?

You can withdraw tendered shares at any time until the Offer has expired and, unless and until we accept them for payment, such shares may also be withdrawn at any time after January 1, 2019 (the 60th day after the commencement of the Offer). However, if a subsequent offering period is included, you may not withdraw either shares tendered during such subsequent offering period or shares tendered in the Offer and accepted for payment. See The Offer – Section 4 – “Withdrawal Rights.”

How do I withdraw tendered shares?

To withdraw shares, you must deliver a written notice of withdrawal, with the required information to the Depositary at the addresses set forth on the back cover of this Offer to Purchase while you have the right to withdraw the shares. If you tender shares by giving instructions to a broker, bank or other nominee, you must instruct the broker, bank or other nominee to arrange for the withdrawal of your shares. See The Offer – Section 4 – “Withdrawal Rights.”

When and how will I be paid for my tendered shares?

Subject to the terms and conditions of the Offer, we will pay for all validly tendered and not withdrawn shares as soon as practicable after the date of expiration of the Offer subject to the satisfaction or waiver of the conditions to the Offer described in The Offer – Section 14 – “Conditions of the Offer.” See The Offer – Section 2 – “Acceptance for Payment; Payment.”

We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by Equiniti Trust Company of certificates for such shares (or, if applicable, of a confirmation of a book-entry transfer of such shares as described in The Offer – Section 3 – “Procedure for Tendering Shares – Book-Entry Transfer”), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other required documents for such shares. See The Offer – Section 2 – “Acceptance for Payment; Payment.”

Will the Offer be followed by a merger if all the JetPay shares are not tendered in the Offer?

If we accept for payment and pay for at least that number of Common Shares and Preferred Shares which, together with the Common Shares and Preferred Shares otherwise owned by Merger Sub or its affiliates, equaling a majority of the voting power of the issued and outstanding Common Shares and Preferred Shares, Merger Sub expects to be merged with and into JetPay. If that merger takes place, NCR will own all of the shares and all remaining stockholders (except for us, JetPay, NCR, other subsidiaries of JetPay and stockholders properly exercising their appraisal rights) will receive the price per share paid in the Offer. See The Offer – Section 12 – “Purpose of the Offer; Plans for JetPay; Appraisal Rights – Purpose of the Offer; Plans for JetPay.”

If the Offer is completed and Shares are accepted for payment, will JetPay continue as a public company?

Following completion of the Offer and acceptance of Shares for payment by us in accordance with the Offer, we intend to complete the Merger. If the Merger takes place, JetPay will no longer be publicly owned. Even if, for some reason, the Merger does not take place but we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible for continued inclusion on The Nasdaq Capital Market, there may not be a public trading market for the shares, and JetPay may cease making filings with the Securities and Exchange Commission (the “SEC”) or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See The Offer – Section 7 – “Possible Effects of the Offer on the Market for the Shares; Stock Listing; Registration under the Exchange Act; Margin Regulations.”

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares in the Offer and the Merger takes place, you will receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, without interest thereon, subject to any appraisal rights properly exercised under Delaware law. Therefore, if the Merger takes place, the only difference between tendering and not tendering shares in the Offer is that tendering stockholders will be paid earlier. If, however, the Merger does not take place and the Offer is consummated, the number of stockholders and the number of shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for shares held by stockholders other than Merger Sub, which may affect prices at which shares trade. Also, as described above, JetPay may cease making filings with the SEC or being required to comply with the SEC rules relating to publicly held companies. See The Offer – Section 7 – “Possible Effects of the Offer on the Market for the Shares; Stock Listing; Registration under the Exchange Act; Margin Regulations.”

Will I have the right to have my Shares appraised?

There are no appraisal rights available in connection with the Offer, but a JetPay stockholder who has not sold such stockholder’s Common Shares in the Offer has the ability to exercise appraisal rights in connection with the Merger under the DGCL. See The Offer – Section 12 – “Purpose of the Offer; Plans for JetPay; Appraisal Rights – Appraisal Rights.”

For additional information regarding appraisal rights, you should review Annex I to this Offer to Purchase which contains Section 262 “Appraisal Rights” of the DGCL.

What will happen to stock options or warrants in the Offer?

The Offer is made only for Shares and is not made for any stock options or warrants.

Stock Options. If you wish to tender Common Shares underlying stock options, you must first exercise such stock option (to the extent exercisable) in accordance with their terms in sufficient time to tender the Common Shares received upon exercise of such stock options. Immediately prior to the Effective Time, each outstanding stock option (each, a “Company Option”) granted in accordance with JetPay’s Amended and Restated 2013 Stock Incentive Plan, including each amended and/or restated version of such plan (the “Company Stock Plan”) that is unvested shall become fully vested, and each Company Option that is then outstanding shall, automatically and without any action required on the part of the holder thereof, be cancelled in exchange for the right of the holder thereof to receive (without interest) an amount in cash, equal to the product of (x) the total number of Common Shares underlying the Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the merger consideration over the per-share exercise price of such Company Option (the “Company Option Payment”), less applicable tax withholdings; provided, that each Company Option with a per-share exercise price equal to or greater than the merger consideration shall be canceled with no payment due the holder thereof.

Warrants. At the Effective Time, each warrant to purchase Common Shares or Preferred Shares (each, a “Warrant”) that remains unexercised and outstanding prior to the closing of the Merger (the “Closing”), by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and in full consideration of such cancellation, will be converted into and thereafter evidence the right to receive, without interest, an amount in cash equal to the product of (a) the aggregate number of Common Shares or Preferred Shares underlying such Warrant, multiplied by (b) the excess, if any, of the applicable Offer Price over the per Common Share or Preferred Share exercise price under such Warrant. If the per share exercise price under any Warrant is equal to or greater than the Offer Price, such Warrant will be cancelled as of the Effective Time without payment therefor and will have no further force or effect.

What is the market value of my shares as of a recent date?

On October 19, 2018, the last full trading day before the announcement of our intention to commence the Offer, the last reported sales price of JetPay common stock reported on The Nasdaq Capital Market was $2.05 per share. Please obtain a recent quotation for your shares prior to deciding whether or not to tender.

What are the federal income tax consequences of tendering Shares?

The receipt of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes.

JetPay stockholders should read carefully the section entitled “Certain United States Federal Income Tax Consequences” and should consult their own tax advisors regarding the tax considerations applicable to them in their particular circumstances. See The Offer – Section 5 – “Certain United States Federal Income Tax Consequences.”

Who can I talk to if I have questions about the Offer?

For further information, you can contact Innisfree M&A Incorporated, the Information Agent for the Offer, at (212) 750-5833 (for banks and brokers) or (888) 750-5834 (toll-free for stockholders). See the back cover of this Offer to Purchase for additional contact information.

To the Holders of Shares of JetPay:

INTRODUCTION

Orwell Acquisition Corporation (the “Merger Sub”), a Delaware corporation and wholly-owned subsidiary of NCR Corporation, a Maryland corporation (“NCR,” which, together with Merger Sub, shall also be referred to as “we,” “our” and “us” for purposes of this Offer to Purchase), is offering to purchase: (i) all outstanding shares of common stock, $0.001 par value per share (“Common Shares”), of JetPay Corporation (“JetPay” or the “Company”) at a price per Common Share of $5.05 (such amount, or any other amount per Common Share paid pursuant to the Offer in accordance with the Merger Agreement, the “Common Share Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Merger Agreement (the “Common Share Offer”); (ii) any and all of the shares of Series A Convertible Preferred Stock, $0.001 par value per share, issued and outstanding (each, a “Series A Preferred Share”) at a price per Series A Preferred Share equal to the greater of (A) the Series A Liquidation Value of such Series A Preferred Share and (B) the amount of proceeds that the holder of such Series A Preferred Share would receive if such Series A Preferred Share was converted into Common Shares pursuant to the Series A Certificate of Designation and such holder received the Common Share Offer Price for each Common Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A Preferred Share paid pursuant to the Offer in accordance with the Merger Agreement, the “Series A Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Merger Agreement (the “Series A Offer”); (iii) any and all shares of Series A-1 Convertible Preferred Stock, $0.001 par value per share, issued and outstanding (each, a “Series A-1 Preferred Share”) at a price per Series A-1 Preferred Share equal to the greater of (A) the Series A-1 Liquidation Value of such Series A-1 Preferred Share and (B) the amount of proceeds that the holder of such Series A-1 Preferred Share would receive if such Series A-1 Preferred Share was converted into Common Shares pursuant to the Series A-1 Certificate of Designation and such holder received the Common Share Offer Price for each Common Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A-1 Preferred Share paid pursuant to the Offer in accordance with the Merger Agreement, the “Series A-1 Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Merger Agreement (the “Series A-1 Offer”); and (iv) any and all shares of Series A-2 Convertible Preferred Stock, $0.001 par value per share, issued and outstanding (each, a “Series A-2 Preferred Share” and, together with the Series A Preferred Shares and the Series A-1 Preferred Shares, the “Preferred Shares” and, together with the Common Shares, the “Shares”) at a price per Series A-2 Preferred Share equal to the greater of (A) the Series A-2 Liquidation Value of such Series A-2 Preferred Share and (B) the amount of proceeds that the holder of such Series A-2 Preferred Share would receive if such Series A-2 Preferred Share was converted into Common Shares pursuant to the Series A-2 Certificate of Designation and such holder received the Common Share Offer Price for each Common Share issued upon such conversion (the greater of the foregoing clauses (A) and (B), or any other amount per Series A-2 Preferred Share paid pursuant to the Offer in accordance with the Merger Agreement, the “Series A-2 Offer Price” and, together with the Common Share Offer Price, the Series A Offer Price and the Series A-1 Offer Price, the “Offer Prices”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Merger Agreement (the “Series A-2 Offer” and, together with Common Share Offer, the Series A Offer and the Series A-1 Offer, the “Offer”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. Stockholders who have Shares registered in their own names and tender directly to Equiniti Trust Company, the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions. Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they charge any transaction fees. Except as set forth in the Letter of Transmittal, stockholders will not have to pay transfer taxes on the sale of Shares pursuant to the Offer. Merger Sub will pay all charges and expenses of the Depositary and Innisfree M&A Incorporated (the “Information Agent”) incurred in connection with the Offer. See The Offer – Section 16 – “Fees and Expenses.”

The Offer will expire at 11:59 p.m., Philadelphia, Pennsylvania time, on Tuesday, December 4, 2018 (the “Offer Expiration Time”), unless extended in accordance with Merger Agreement. See Sections 1, 14 and 15 – “Terms of the Offer,” “Conditions of the Offer,” and “Certain Legal Matters; Regulatory Approvals.”

Following careful consideration the board of directors of JetPay (the “JetPay Board”) has unanimously adopted resolutions: (i) approving and declaring that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair and in the best interests of the stockholders of JetPay and JetPay, (ii) approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and (iii) determining to recommend that the stockholders of JetPay accept the Offer and tender their Shares to Merger Sub pursuant to the Offer (collectively, the “JetPay Board Recommendation”).

For factors considered by the JetPay Board, see JetPay’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) to be filed on the date hereof with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things:

•

At the Offer Expiration Time (as extended in accordance with the Merger Agreement), there shall have been validly tendered and “received” (as defined in Section 251(h)(6) of the Delaware General Corporation Law, or the “DGCL”), and not validly withdrawn, prior to the expiration of the Offer that number of Common Shares and Preferred Shares which, together with the Common Shares and Preferred Shares otherwise owned by Merger Sub or its affiliates, equals a majority of the voting power of the issued and outstanding Common Shares and Preferred Shares, which is referred to as the “Minimum Tender Condition;”

•

Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated, which is referred to as the “Competition Law Condition;”

•

there not being, at the Offer Expiration Time, (i) any order, injunction, judgment or other similar requirement issued by a governmental authority or self-regulatory organization or (ii) any applicable law or regulation or similar requirement of a governmental authority or self-regulatory organization in effect that, in each case, would (1) make the Offer or the Merger illegal or (2) otherwise prevent the consummation thereof;

•	the absence of a termination of the Merger Agreement in accordance with its terms, which is referred to as the “Termination Condition;” and

•

There not having occurred or discovered a data compromise after the date of the Merger Agreement involving more than 7,000,000 cards and causing at least $7,000,000 of direct damages, which is referred to as the “Data Compromise Condition.”

The Offer is also subject to a number of other conditions. We can waive some of the conditions to the Offer without the consent of JetPay. We cannot, however, waive the Minimum Condition, Competition Law Condition or the Termination Condition without the consent of JetPay.

See The Offer – Section 14 – “Conditions of the Offer.”

JetPay has advised us that as of October 18, 2018, there were: (A) 15,524,770 Shares were outstanding and 2,200,000 Common Shares were held as treasury stock; (B) 133,333 Series A Preferred Shares were outstanding; (C) 9,000 Series A-1 Preferred Shares were outstanding; (D) zero Series A-2 Preferred Shares were outstanding, (E) Company Options in respect of 2,751,248 Common Shares were outstanding; (F) 23,998 Common Shares constitute the maximum number of Common Shares that could be issued under the current offering period in effect as of the date of the Merger Agreement under JetPay’s Employee Stock Purchase Plan (based on the amount of contributions to such Employee Stock Purchase Plan for such offering period through the payroll period ending October 12, 2018 and basing the purchase price for such offering period on the “fair market value” of such Common Shares on the first day of the offering period and that the offering period terminated on such date); and (G) Warrants to purchase 266,667 Common Shares were outstanding.

Immediately prior to the commencement of the Offer, NCR did not own any Shares. In order to induce us to enter into the Merger Agreement, certain of JetPay’s stockholders, directors and officers (each, a “Tendering Stockholder” and together, the “Tendering Stockholders”) owning in the aggregate 786,761 Common Shares, 133,333 Series A Preferred Shares, and Company Options representing 966,666 Common Shares (collectively, the “Tender Shares”) have entered into tender and support agreements (the “Support Agreements” and, each, a “Support Agreement”) pursuant to which the Tendering Stockholders have, subject to certain limitations and exceptions, agreed to tender all Common Shares and Preferred Shares beneficially owned by such stockholders. The Tender Shares represent approximately 47% of the voting power of the JetPay Common Shares and Preferred Shares (not including the Common Shares underlying Company Options), as of October 18, 2018. NCR and Merger Sub expressly disclaim beneficial ownership of the Tender Shares. For a discussion of the Support Agreement, see The Offer – Section 11 – “Background of the Offer; Contacts with JetPay; The Merger Agreement-Other Arrangements – Support Agreement.”

Based on the foregoing, Merger Sub believes that the Minimum Tender Condition would be satisfied if, in addition to the Tender Shares required to be tendered pursuant to the Support Agreements, Shares representing the voting power of approximately 860,788 Shares are validly tendered and not withdrawn prior to expiration of the Offer (as it may be extended in accordance with the Merger Agreement).

The purpose of the Offer and the Merger is to enable NCR to acquire control of, and the entire equity interest in, JetPay. Merger Sub will, as soon as practicable after consummation of the Offer, consummate the Merger. Pursuant to the Merger, at the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than Shares owned by NCR or JetPay or any direct or indirect wholly-owned subsidiary of JetPay and in each case not held on behalf of third parties and Shares that are held by stockholders who have perfected and not withdrawn or waived a demand for appraisal under the DGCL) shall be converted into and become exchangeable for an amount, payable in cash and without interest, equal to the applicable Offer Price. See The Offer – Section 12 – “Purpose of the Offer; Plans for JetPay; Appraisal Rights – Appraisal Rights.”

JetPay has never paid a cash dividend on the Shares. If Merger Sub acquires control of JetPay, Merger Sub currently intends that no dividends will be declared on the Shares prior to the acquisition of the entire equity interest in JetPay.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1.	Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the conditions set forth in the Offer (including, if the Offer is extended or amended in accordance with the Merger Agreement, the terms and conditions of any extension or amendment), Merger Sub will accept for payment and pay for all Shares that are validly tendered and not properly withdrawn by the Offer Expiration Time in accordance with the procedures set forth in Section 4 – “Withdrawal Rights.” The term “Offer Expiration Time” means 11:59 p.m. (Philadelphia, Pennsylvania time) on Tuesday, December 4, 2018, unless extended by Merger Sub in accordance with the Merger Agreement, in which event “Offer Expiration Time” means the latest time and date at which the Offer, as so extended, shall expire.

The Offer is subject to the conditions set forth in Section 14 – “Conditions of the Offer,” which include, among other things, (i) the Minimum Tender Condition, the Competition Law Condition and the Data Compromise Condition shall have been satisfied; (ii) the absence of any Company Material Adverse Effect; and (iii) certain other customary conditions.

Merger Sub may extend the Offer Expiration Time at any time with JetPay’s written consent. Merger Sub may (in its sole discretion), without JetPay’s consent, (i) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq or NYSE applicable to the Offer (including in order to comply with Securities Exchange Act of 1934, as amended (the “Exchange Act”) Rule 14e-1(b) in respect of any change in the Offer Prices) or (ii) if, as of any Offer Expiration Time, any Offer Condition (defined below) is not satisfied and has not been waived, extend the Offer on one or more occasions in consecutive increments of up to ten (10) business days each (or such longer period as the parties hereto may agree), until such time as all Offer Conditions are satisfied or waived; provided, however, that, without JetPay’s written consent, Merger Sub shall not extend the Offer beyond the earlier of February 28, 2019 (the “End Date”) and the termination of the Merger Agreement. Any extension, delay, termination or amendment of the Offer will be followed promptly by a public announcement thereof in accordance with Rule 14e-1(d) of the Securities Exchange Act of 1934, as amended. If, as of any Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by Merger Sub in accordance with the Merger Agreement, Merger Sub shall, at the written request of JetPay, extend the Offer Expiration Time on one or more occasions in consecutive increments of up to ten (10) business days each (or such longer period as the parties hereto may agree), until such time as all Offer Conditions are satisfied or waived; provided, however, that Merger Sub shall not be required to extend the Offer beyond the earlier of the End Date and the termination of the Merger Agreement; provided, further, that, if the Minimum Tender Condition is the sole then unsatisfied Offer Condition as of any Offer Expiration Time, so long as the Minimum Tender Condition remains as the sole unsatisfied Offer Condition, Merger Sub shall only be required to extend the Offer Expiration Time for additional periods not to exceed an aggregate of sixty (60) business days.

The Merger Agreement also provides that, so long as JetPay gives its written consent, Merger Sub may provide for a subsequent offering period in accordance with Rule 14d-11 of the Exchange Act (the “Subsequent Offering Period”). The Subsequent Offering Period is an additional period of time of not less than three (3) nor more than twenty (20) business days in length during which time stockholders may tender, but not withdraw, their Shares and receive the Offer Price. Rule 14d-11 provides that Merger Sub may provide for the Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of twenty (20) business days and has expired, (ii) the Offer is for all outstanding Shares, (iii) Merger Sub accepts and promptly pays for all Shares tendered during the Offer prior to the Offer Expiration Time, (iv) Merger Sub announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 AM, Eastern time, on the next business day after the Offer Expiration Time and immediately begins the Subsequent Offering Period, (v) Merger Sub immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period, and (vi) Merger Sub offers the same form and amount of consideration to holders of Shares in both the initial Offer period and the Subsequent Offering Period. In the event that Merger Sub elects to provide for the Subsequent Offering Period, it will provide an announcement to that effect by issuing a press release to a national news service on the next business day after the previously scheduled Offer Expiration Time.

During any extension of the initial offering period, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 – “Withdrawal Rights.”

If the Offer is terminated or withdrawn by Merger Sub, or the Merger Agreement is terminated in accordance with its terms, prior to the acceptance for payment of Shares tendered in the Offer, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the registered holders thereof.

Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, and the terms of the Merger Agreement, Merger Sub expressly reserves the right to waive any of the conditions to the Offer, provided, however, that, without the prior written consent of JetPay, Merger Sub may not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Prices, (iii) modify or waive the Minimum Tender Condition or the Termination Condition, (iv) add to the conditions to the Offer set forth in Exhibit A of the Merger Agreement (the “Offer Conditions”) or modify or waive any conditions to the Offer in a manner adverse to any holders of Shares, (v) except as set forth above, extend the Offer, (vi) change the form of consideration payable in the Offer or (vii) provide for a “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 under the Exchange Act and, without the prior written consent of the holders of the majority of the issued and outstanding Series A Preferred Shares, neither the Series A-1 Offer Price nor the Series A-2 Offer Price may be increased. The Merger Agreement requires Merger Sub to accept and pay for (subject to any withholding of tax) all Shares validly tendered and not validly withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the Offer Expiration Time of the Offer and, in any event, no more than three (3) business days after the consummation of the Offer. Further, Rule 14e-1(c) under the Exchange Act requires Merger Sub to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

If Merger Sub makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Merger Sub will disseminate additional Offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC’s view, an offer to purchase should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten (10) business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Offer Expiration Time, Merger Sub decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth (10th) business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth (10th) business day. Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, Merger Sub will make a public announcement of such extension no later than 9:00 A.M., Eastern Time, on the next business day after the previously scheduled Offer Expiration Time.

If Merger Sub increases the consideration to be paid for Shares pursuant to the Offer, Merger Sub will pay such increased consideration for all Shares purchased pursuant to the Offer.

JetPay has provided to Merger Sub a copy of its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. Merger Sub will send this Offer to Purchase, the related

Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment; Payment

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment in accordance with the terms of the Merger Agreement), Merger Sub will, as soon as practicable after the Offer Expiration Time, accept for payment and pay for all Shares validly tendered before the Offer Expiration Time and not withdrawn, subject to the satisfaction or waiver of the conditions described in Section 14 – “Conditions of the Offer.” Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, Merger Sub reserves the right, in its reasonable discretion and subject to applicable law and the terms of the Merger Agreement, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer that are dependent upon the receipt of regulatory or government approvals. For a description of Merger Sub’s right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 14 – “Conditions of the Offer.”

Merger Sub will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from Merger Sub and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) if applicable, the certificates evidencing such Shares (the “Share Certificates”) or, if your Common Shares are held via a book entry at The Depository Trust Company (the “Book-Entry Transfer Facility”), confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Common Shares into the Depositary’s account at the Book-Entry Transfer Facility, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3 – “Procedure for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will Merger Sub pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

For purposes of the Offer, Merger Sub shall be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when Merger Sub gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer.

If Merger Sub increases the consideration to be paid for Shares pursuant to the Offer, Merger Sub will pay such increased consideration for all Shares purchased pursuant to the Offer.

Merger Sub reserves the right to transfer or assign, in whole or from time to time in part, to one or more wholly-owned subsidiaries of NCR the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Merger Sub of its obligations under the Offer or prejudice your right to receive payment for Shares validly tendered and accepted for payment.

If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at DTC), without expense to you, promptly following the expiration or termination of the Offer.

3.	Procedures for Tendering Shares

Valid Tenders

In order for a stockholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer at the Book Entry Transfer Facility, an Agent’s Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal must be received by the Depositary at the addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares (if any) must be received by the Depositary at such address or, for Common Shares held via book entry at the Book-Entry Transfer Facility, such Common Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Offer Expiration Time (except with respect to the Subsequent Offering Period, if it is provided), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. For any uncertificated Shares held of record by a person other than a clearing corporation as nominee, such Shares will only be deemed to have been tendered for the purposes of satisfying the Minimum Condition upon physical receipt of an executed Letter of Transmittal (or a manually signed facsimile thereof) by the Depositary.

DTC Book-Entry Transfer

The Depositary will establish an account with respect to the Common Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Common Shares by causing the Book-Entry Transfer Facility to transfer such Common Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Common Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at the addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time (except with respect to the Subsequent Offering Period, if it is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Merger Sub may enforce such agreement against such participant.

For Common Shares to be validly tendered during the Subsequent Offering Period, if it is provided, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of such Common Shares) of the Shares tendered therewith, unless such holder has completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and collectively, “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery

If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Offer Expiration Time, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed “Notice of Guaranteed Delivery,” substantially in the form made available by Merger Sub, is received prior to the Offer Expiration Time by the Depositary as provided below; and

•

if applicable, the Share Certificates (or a Book-Entry Confirmation, if applicable) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within two trading days after the date of execution of such Notice of Guaranteed Delivery. As used in this Offer to Purchase, “trading day” means any day on which Nasdaq is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Merger Sub. In the case of Common Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed “received” for the purpose of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary at the addresses set forth on the back cover of this Offer to Purchase.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer at the Book-Entry Transfer Facility, receipt of a Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when Merger Sub accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Merger Sub’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Merger Sub upon the terms and subject to the conditions of the Offer.

Determination of Validity

All questions as to the validity, form, eligibility (including, without limitation, time of receipt) and acceptance for payment of any tender of Shares will be determined by Merger Sub in its discretion. Merger Sub reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Merger Sub also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Merger Sub. None of Merger Sub, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Stockholders may challenge Merger Sub’s interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto), and only a court of competent jurisdiction can make a determination that will be final and binding on all parties.

Appointment

By executing the Letter of Transmittal (or delivering an Agent’s Message, if applicable) as set forth above, the tendering stockholder will irrevocably appoint designees of Merger Sub, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Merger Sub and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Merger Sub accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each designee of Merger Sub will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of JetPay’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. Merger Sub reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Merger Sub acceptance for payment of such Shares, Merger Sub must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

Backup Withholding

Under the “backup withholding” provisions of U.S. federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service (“IRS”) a portion of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Prices purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) and certify that such stockholder is not subject to backup withholding by completing the IRS Form W-9 in the Letter of Transmittal. Certain stockholders (such as corporations) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All United States holders surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Each tendering Non-United States holder (as defined in Section 5 – “Certain United States Federal Income Tax Consequences”) must submit an appropriate properly completed IRS Form W-8 (a copy of which may be obtained from the Depositary) certifying, under penalties of perjury, to such Non-United States holder’s foreign status in order to establish an exemption from backup withholding. See Instruction 7 of the Letter of Transmittal.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Offer Expiration Time. Such Shares may also be withdrawn at any time on or after January 1, 2019 (which is the 60th day after the commencement of the Offer) unless theretofore accepted for payment as provided herein.

For a withdrawal of Shares to be effective, a written notice of withdrawal with respect to the Shares must be timely received by the Depositary at the addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. If Common Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 – “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Common Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. If you tender Shares by giving instructions to a broker, bank or other nominee, you must instruct the broker, bank or other nominee to arrange for the withdrawal of your Shares.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Merger Sub, in its sole discretion. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of NCR, Merger Sub or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3 – “Procedures for Tendering Shares” at any time prior to the Offer Expiration Time.

If, subject to the terms of the Merger Agreement, Merger Sub extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to Merger Sub’s rights under this Offer, the Depositary may nevertheless, on behalf of Merger Sub, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 before the Offer Expiration Time or at any time on or after January 1, 2019 (which is the 60th day after the commencement of the Offer) unless theretofore accepted for payment as provided herein.

In the event Merger Sub provides a Subsequent Offering Period (as described in more detail in Section 1 –“Terms of the Offer”) following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

5.	Certain United States Federal Income Tax Consequences

The following is a summary of certain (1) U.S. federal income tax consequences of the Offer and the Merger to stockholders whose Shares are exchanged for cash in the Offer or Merger and (2) U.S. federal income tax consequences to holders of Shares who properly perfect appraisal rights. This discussion is for general information only and is not tax advice. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of Shares. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to differing interpretation and to change, possibly with retroactive effect. Any such change could alter the U.S. federal income tax consequences to the holders of the Shares.

For purposes of this discussion, the term “U.S. holder” refers to a beneficial owner of Shares that is:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of Shares that is not a U.S. holder and that is not an entity treated as a partnership for U.S. federal income tax purposes.

This discussion assumes that a holder holds its Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder of Shares in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers or traders in securities or foreign currencies, persons who elect the mark-to-market method of accounting for their securities, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations (including private foundations), financial institutions, mutual funds, subchapter S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, persons who hold Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction and persons who acquired their Shares through the exercise of options or other compensation arrangements). In addition, this discussion does not address any aspect of state, local, foreign, estate or gift tax law or any consequences of the alternative minimum tax or the 3.8% Medicare tax on investment income that may apply to holders of Shares.

If any entity that is treated as a partnership for U.S. federal tax purposes holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. Stockholders that are partnerships for U.S. federal income tax purposes, and partners in such partnerships, should consult their tax advisor regarding the tax consequences to them of the Offer and the Merger.

U.S. Holders

The receipt of cash by a U.S. holder in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who exchanges Shares for cash pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in such Shares.

Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Shares is more than one year at the time of disposition. Long-term capital gains of certain non-corporate U.S. holders, including individuals, generally are eligible for U.S. federal income taxation at preferential rates. Certain limitations apply to the deductibility of a U.S. holder’s capital losses.

Non-U.S. Holders

Any gain realized by a non-U.S. holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable treaty so provides, is also attributable to a permanent establishment maintained by such non-U.S. holder in the United States), in which case the non-U.S. holder generally will be taxed in the same manner as U.S. holders (described above), except that if the non-U.S. holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate); or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time of the Merger, as the case may be, and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on the non-U.S. holder’s net gain realized.

Appraisal Rights

The above discussion does not apply to holders of Shares who properly perfect appraisal rights. Generally, a holder of Shares who perfects appraisal rights with respect to such holder’s Shares will recognize capital gain or loss equal to the difference between such holder’s tax basis in those Shares and the amount of cash received in exchange for those Shares, except that a portion of the cash received may be taxable as interest.

Information Reporting and Backup Withholding

Payments made to a holder of Shares upon such holder’s exchange of Shares pursuant to the Offer or the Merger may be subject to information reporting, and the cash consideration paid to a holder of Shares may be subject to backup withholding. A U.S. holder will not be subject to backup withholding if the U.S. holder (i) furnishes a correct TIN and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9, which will be included with the applicable Letter(s) of Transmittal to be returned to the Depositary); or (ii) otherwise establishes to the satisfaction of the Depositary that such U.S. holder is exempt from backup withholding tax.

A non-U.S. holder will not be subject to backup withholding if the non-U.S. holder certifies its exempt status by providing a properly executed IRS Form W-8BEN or Form W-8BEN-E, as applicable (or other applicable IRS Form W-8). We must report to the IRS and to each non-U.S. holder any interest (including imputed interest) that is paid to the non-U.S. holder. Copies of these information returns may also be made available to the tax authorities of the country in which the non-U.S. holder resides under the provisions of various treaties or agreements for the exchange of information.

Certain stockholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules from a payment to a U.S. holder generally will be allowed as a refund or credit against such U.S. holder’s U.S. federal income tax liability, provided that such holder timely and properly furnishes the required information to the IRS. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER. HOLDERS OF SHARES ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER OR MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE, GIFT AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

6.	Price Range of Shares; Dividends

According to JetPay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “JetPay 10-K”), the Common Shares are traded on The Nasdaq Capital Market under the symbol “JTPY.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Common Share on the Nasdaq Capital Market as reported in the JetPay 10-K with respect to the period from January 1, 2016 through December 31, 2017 and as reported by published financial sources with respect to periods occurring in 2018:

	Common Stock
Quarter Ended	Low	High
Year Ended December 31, 2016
First Quarter	$2.07	$2.88
Second Quarter	$2.10	$2.87
Third Quarter	$1.89	$3.25
Fourth Quarter	$2.00	$3.19
Year Ended December 31, 2017
First Quarter	$2.05	$2.85
Second Quarter	$1.75	$2.45
Third Quarter	$1.45	$2.25
Fourth Quarter	$1.75	$4.89
Year Ended December 31, 2018
First Quarter	$2.10	$3.55
Second Quarter	$2.05	$2.55
Third Quarter	$1.68	$2.05

JetPay has never paid a cash dividend on the Common Shares, and has stated in the JetPay 10-K that it does not anticipate paying any cash dividends in the foreseeable future. If Merger Sub acquires control of JetPay, Merger Sub currently intends that no dividends will be declared on the Common Shares prior to the acquisition of the entire equity interest in JetPay.

On October 19, 2018, the last full trading day before the announcement of Merger Sub’s intention to commence the Offer, the last reported sales price of the Common Shares reported on the Nasdaq Capital Market was $2.08 per share. Please obtain a recent quotation for your Common Shares prior to deciding whether or not to tender.

There is no established trading market for the Preferred Shares.

7.	Possible Effects of the Offer on the Market for the Shares; Stock Listing; Registration under the Exchange Act; Margin Regulations

Possible Effects of the Offer on the Market for the Shares

If the Offer is successful, there will be no market for the Shares because Merger Sub intends to consummate the Merger as soon as practicable after the acquisition of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.

Stock Listing

Depending upon the number of Common Shares purchased pursuant to the Offer, the Common Shares may no longer meet the standards for continued inclusion on The Nasdaq Capital Market. If, as a result of the purchase of Common Shares pursuant to the Offer, the Common Shares no longer meet the criteria for continuing inclusion in The Nasdaq Capital Market, the market for the Common Shares could be adversely affected. The Nasdaq Capital Market publishes guidelines under which the Common Shares would not meet the criteria for continued inclusion in The Nasdaq Capital Market if, among other things, JetPay does not meet the requirements for the number of publicly held Common Shares, the aggregate market value of the publicly held Common Shares or the number of market makers for the Common Shares. Merger Sub will seek to cause the listing on The Nasdaq Capital Market to be discontinued as soon after consummation of the Offer as the requirements for termination of the listing are met.

If The Nasdaq Capital Market were to delist the Common Shares, it is possible that the Common Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Common Shares would be reported by other sources. The extent of the public market for such Common Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Common Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.

Registration under the Exchange Act

The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of JetPay to the SEC if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by JetPay to holders of Common Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders’ meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Common Shares. Furthermore, “affiliates” of JetPay and persons holding “restricted securities” of JetPay may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Common Shares under the Exchange Act were terminated, the Common Shares would no longer be “margin securities” or eligible for listing or reporting on the Nasdaq Capital Market. Merger Sub will seek to cause JetPay to terminate registration of the Common Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Common Shares are met.

Margin Regulations

The Common Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Common Shares. Depending upon factors similar to those described above regarding listing, the Common Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.	Certain Information Concerning JetPay

The information concerning JetPay contained in this Offer to Purchase has been taken from the JetPay 10-K, and is qualified in its entirety by reference to such report. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue.

JetPay is a Delaware corporation with principal executive offices located at 7450 Tilghman Street, Suite 170, Allentown, Pennsylvania 18106 and its telephone number is (610) 797-9500. Its website address is www.jetpay.com.

According to the JetPay 10-K, JetPay is a provider of payment services, including debit and credit card processing, payroll and human capital management (“HCM”) services and card services to businesses and their employees throughout the United States. JetPay provides these services through four wholly-owned subsidiaries: (i) JetPay Payment Services, TX, LLC, formerly JetPay, LLC, a full service, front-end and back-end processor specializing in e-Commerce, Mobile, and custom payment processing; (ii) JetPay Payment Services, PA, LLC, formerly ACI Merchant Systems, LLC, an independent sales organization specializing in relationships with banks, credit unions, and other financial institutions, as well as industry association relationships, which provides debit and credit card processing and Automated Clearing House payment services to small and medium-sized businesses, as well as large entities who process internet transactions and recurring billings; (iii) JetPay Payment Services, FL, LLC, formerly CollectorSolutions, LLC, a payment service provider that specializes in government, utility, and non-profit payments and the provider of MAGIC®, a payments gateway that provides real-time integrated solutions to merchants within its verticals; and (iv) JetPay HR & Payroll Services, Inc., formerly A.D. Computer Corporation, which provides HCM services including, payroll, tax filing, time and attendance, HR services, services under the Patient Protection and Affordable Care Act and other related services to small and medium-sized employers.

Additional Information

JetPay is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. JetPay is required to disclose in such proxy statements certain information, as of particular dates, concerning JetPay’s directors and officers, their remuneration, stock options granted to them, the principal holders of JetPay’s securities and any material interest of such persons in transactions with JetPay. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549. Copies of such material can also be obtained free of charge at the web site maintained by the SEC at http://www.sec.gov.

9.	Certain Information Concerning Merger Sub and NCR

Merger Sub is a Delaware corporation incorporated on October 8, 2018, with principal executive offices at 864 Spring Street NW Atlanta, Georgia 30308. The telephone number of Merger Sub’s principal executive offices is (937) 445-5000. To date, Merger Sub has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Merger Sub is a wholly-owned subsidiary of NCR.

NCR is a Maryland corporation with principal executive offices located at 864 Spring Street NW Atlanta, Georgia 30308. The telephone number of NCR’s principal executive offices is (937) 445-5000. NCR is a leading global provider of omni-channel technology solutions that enrich the interactions of businesses with their customers. Our solutions are designed to allow businesses in the financial services, retail, hospitality, travel and telecommunications and technology industries to deliver a rich, integrated and personalized experience to consumers across physical and digital commerce channels. Our offerings include a portfolio of omni-channel platform software and other software applications, industry-focused hardware and smart-edge devices including automated teller machines (ATMs), point of sale (POS) terminals and devices and self-service kiosks, and a complete suite of consulting, implementation, maintenance, support and managed services. We also resell third-party networking products and provide related service offerings in the telecommunications and technology sectors. Our solutions create value for our customers by increasing productivity and allowing them to address consumer demand for convenience, value and individual service across different commerce channels.

The name, business address, current principal occupation or employment, five year material employment history and citizenship of each director and executive officer of NCR and Merger Sub and certain other information are set forth on Schedule I hereto.

Immediately prior to the commencement of the Offer, NCR did not own any Shares. In order to induce us to enter into the Merger Agreement, certain of JetPay’s stockholders, directors and officers (each, a “Tendering Stockholder” and together, the “Tendering Stockholders”) owning in the aggregate 786,761 Common Shares, 133,333 Series A Preferred Shares, and Company Options representing 966,666 Common Shares (collectively, the “Tender Shares”) have entered into tender and support agreements (the “Support Agreements” and, each, a “Support Agreement”) pursuant to which the Tendering Stockholders have, subject to certain limitations and exceptions, agreed to tender all JetPay Common Shares and Preferred Shares beneficially owned by such stockholders. JetPay has advised us that as of October 18, 2018, there were: (A) 15,524,770 Common Shares were outstanding and 2,200,000 Common Shares were held as treasury stock; (B) 133,333 Series A Preferred Shares were outstanding; (C) 9,000 Series A-1 Preferred Shares were outstanding; (D) zero Series A-2 Preferred Shares were outstanding, (E) Company Options in respect of 2,751,248 Common Shares were outstanding; (F) 23,998 Common Shares constitute the maximum number of Common Shares that could be issued under the current offering period in effect as of the date of the Merger Agreement under the Employee Stock Purchase Plan (based on the amount of contributions to the Employee Stock Purchase Plan for such offering period through the payroll period ending October 12, 2018 and basing the purchase price for such offering period on the “fair market value” of such Shares on the first day of the offering period and that the offering period terminated on such date); and (G) Warrants to purchase 266,667 Common Shares were outstanding. The Tender Shares represent approximately 47% of the voting power of the JetPay Common Shares and Preferred Shares (not including the Common Shares underlying Company Options), as of October 18, 2018. NCR and Merger Sub expressly disclaim beneficial ownership of the Tender Shares.

None of NCR, Merger Sub or, to the knowledge of NCR or Merger Sub after reasonable inquiry, any of the persons listed in Schedule I, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase or in Schedule I: (i) none of NCR, Merger Sub or, to the knowledge of NCR or Merger Sub after reasonable inquiry, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of NCR, Merger Sub or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of JetPay; (ii) none of NCR, Merger Sub or, to the knowledge of NCR or Merger Sub after reasonable inquiry, any of the persons referred to in clause (i) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of JetPay during the past sixty (60) days; (iii) none of NCR, Merger Sub, their subsidiaries or, to the knowledge of NCR or Merger Sub after reasonable inquiry, any of the persons listed in Schedule I, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of JetPay (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations); (iv) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the SEC between any of NCR, Merger Sub, their subsidiaries or, to the knowledge of NCR or Merger Sub after reasonable inquiry, any of the persons listed in Schedule I, on the one hand, and JetPay or any of its executive officers, directors or affiliates, on the other hand; and (v) in the past two years, there have been no negotiations, transactions or material contacts between any of NCR, Merger Sub, their subsidiaries or, to the knowledge of NCR or Merger Sub after reasonable inquiry, any of the persons listed in Schedule I, on the one hand, and JetPay or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of JetPay’s securities, an election of JetPay’s directors or a sale or other transfer of a material amount of assets of JetPay. For a discussion of the exceptions to the foregoing, see Section 11 – “Background of the Offer; Contacts with JetPay; The Merger Agreement” and Section 12 – “Purpose of the Offer; Plans for JetPay; Appraisal Rights.”

Merger Sub does not believe its financial condition is relevant to the decision whether to tender Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) the Offer is not subject to any financing condition, (iii) if the Offer is consummated, Merger Sub intends to acquire all remaining Shares for the same cash price in the Merger, and (iv) NCR has, and will arrange for Merger Sub, or an affiliate of NCR paying on Merger Sub’s behalf, to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and for Merger Sub to acquire the remaining outstanding Shares in the Merger.

Additional Information

NCR is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. NCR is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with NCR. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to JetPay in Section 8 – “Certain Information Concerning JetPay – Additional Information.”

10.	Source and Amount of Funds

We estimate, based on the information provided by JetPay, that the total amount of funds required to purchase Shares tendered pursuant to the Offer and to consummate the Merger (including payments for the Common Shares, Preferred Shares, options and warrants pursuant to the Merger Agreement as well as the repayment of JetPay’s indebtedness) could be up to approximately $184 million.

The Offer is not conditioned upon NCR’s or Merger Sub’s ability to finance the purchase of Shares pursuant to the Offer. NCR currently has available to it (through a combination of cash on hand and existing capacity under NCR’s revolving credit facility), and NCR will cause Merger Sub to have at the Offer Expiration Time, sufficient unrestricted funds to pay the aggregate of the Offer Prices for all Shares validly tendered into the Offer, subject to the terms and conditions of the Offer and the Merger Agreement, and at the Effective Time, sufficient unrestricted funds to pay in full the aggregate Offer Prices for the remaining Shares and to repay JetPay’s indebtedness, subject to the terms and conditions of the Merger Agreement.

11.	Background of the Offer; Contacts with JetPay; The Merger Agreement

Background of the Offer; Contacts with JetPay

In the course of managing its business, NCR regularly considers and evaluates strategic business acquisitions that may advance its corporate strategies intended to create or enhance stockholder value. NCR’s business development team spends time identifying potential acquisition targets and engages in discussions with companies that are potential candidates for a business combination. As part of this ongoing consideration, the business development team and management of NCR determined in July 2018 that it had a potential interest in pursuing a transaction involving JetPay. The following is a description of NCR’s participation in a process with JetPay that resulted in the execution of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the representatives of NCR and JetPay.

For a review of JetPay’s activities relating to this process, please refer to JetPay’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

On July 20, 2018, JetPay’s financial advisor, Financial Technology Partners LP (together with FTP Securities LLC, “FT Partners”) contacted NCR regarding a potential acquisition of JetPay. After an introductory phone call with NCR, FT Partners e-mailed an executive summary and confidentiality/standstill agreement to NCR for review.

On August 4, 2018, NCR entered into a confidentiality agreement with JetPay.

On August 8, 2018, NCR attended a management presentation at JetPay’s office in Carrollton, Texas.

On August 13, 2018, NCR and FT Partners conducted a call to discuss process and timeline.

On August 17, 2018, NCR engaged Accenture to assist in the due diligence of JetPay

On August 24, 2018, NCR and FT Partners conducted another call to discuss updated timeline.

On September 6, 2018, NCR received a process letter from FT Partners, inviting it to submit a non-binding proposal for the acquisition of JetPay. This process letter included a deadline of September 20, 2018 for such proposal.

On September 10, 2018, NCR and representatives of its advisor, Accenture, met with JetPay management in the Philadelphia offices of Dechert LLP (“Dechert”), JetPay’s legal counsel, to discuss JetPay’s payment platform and technology

On September 13, 2018, NCR and Accenture conducted multiple diligence calls with JetPay to discuss product, the HR/Payroll business and year-to-date financial performance.

On September 17, 2018, JetPay conducted a product demo for NCR and Accenture.

On September 19, 2018, NCR and FT Partners conducted a call to discuss diligence status and process.

On September 19, 2018, NCR held its internal investment council meeting and received approval from executive management to submit a non-binding proposal for the acquisition of JetPay.

On September 20, 2018, NCR submitted a written proposal for the acquisition of JetPay at an all-cash price of $4.42 per share.

On September 24, 2018, NCR and FT Partners held a call to discuss the proposal.

On September 26, 2018, FT Partners responded to NCR’s proposal dated September 20, 2018 and indicated that JetPay had determined that NCR would remain a participant in the bid process and was being invited to continue in the next round of the process. FT Partners further provided that NCR was expected to submit a final proposal for the acquisition (including an increased bid price), along with a mark-up of the bid draft of the Merger Agreement prepared by JetPay’s counsel no later than October 23, 2018.

On September 28, 2018, a copy of the bid draft of Merger Agreement was made available to NCR and its advisors in the virtual data room, which draft provided for an all-cash tender offer followed by a merger pursuant to Section 251(h) of the Delaware General Corporation Law.

On September 28, 2018, NCR engaged KPMG to conduct financial due diligence and PricewaterhouseCoopers to conduct tax due diligence of JetPay.

On September 29, 2018, FT Partners reached out to NCR, requesting that NCR provide a detailed timeline showing NCR’s plan to get to a signing of the Merger Agreement to acquire JetPay by October 19, 2018. NCR and its legal counsel, Benesch, Friedlander, Coplan & Aronoff LLP (“Benesch”), prepared a detailed timeline for NCR and its advisors to conduct due diligence and negotiate a Merger Agreement for the parties to sign by October 19, 2018. On September 30, 2018, NCR provided to FT Partners a copy of this timeline, along with a revised proposal to acquire JetPay, which included an increased bid price of $5.05 per share.

On October 1, 2018, FT Partners communicated to NCR that the JetPay Board had accepted NCR’s revised offer subject to the negotiation of the Merger Agreement. Also on October 1, 2018, JetPay made the bid draft of disclosure schedules available to NCR and its advisors in the virtual data room and NCR provided to FT Partners an initial list of supplemental due diligence requests from NCR’s advisors.

On October 4, 2018, NCR management previewed the acquisition with its Board of Directors in a previously scheduled Board update call.

Throughout the week of October 1, 2018, NCR’s outside legal counsel discussed the terms of the bid draft of the Merger Agreement with NCR. On October 5, 2018, Benesch provided a revised draft of the Merger Agreement to Dechert. Among other revisions, NCR’s markup included the requirement that certain significant stockholders enter into tender and support agreements simultaneously with NCR and JetPay signing the Merger Agreement, deleted the “go-shop” provision (which permitted JetPay to continue to look for alternative buyers who might be able to make a superior proposal for the purchase of JetPay even after the Merger Agreement was signed) and instead proposed a “no-shop” provision, increased the termination fee from 2.25% of JetPay’s equity value to 4% of JetPay’s equity value, proposed that NCR receive reimbursement of certain transaction expenses in the event of certain terminations of the Merger Agreement and/or tender offer, scaled back the antitrust covenant in the Merger Agreement to remove the “hell or high water” provision and added a condition to the offer that JetPay not have suffered a significant data breach involving credit, debit, and other similar cards. Additionally, Benesch provided to Dechert a draft form of tender and support agreement for review by JetPay’s significant stockholders.

Further, during the weeks of October 1 and October 8, 2018, NCR and its advisors continued conduct due diligence of JetPay.

On October 9, 2018, attorneys from Benesch and Dechert discussed next steps regarding the revisions to the Merger Agreement. On October 10, 2018, Dechert sent a revised Merger Agreement to Benesch which, along with other changes, accepted NCR’s deletion of the “go-shop” provision, proposed a compromise termination fee of 3% of the equity value of JetPay while also rejecting the concept of the reimbursement of certain of NCR’s transaction expenses in the event of certain terminations of the agreement, rejected NCR’s changes to the antitrust covenant and also deleted as a condition of the offer that JetPay not have suffered a significant data breach involving credit, debit, and other similar cards.

On October 14, 2018, Benesch sent to Dechert a revised markup of the draft Merger Agreement (which reinstated the condition to the Offer that JetPay not suffer a significant card breach, continued to reject JetPay’s proposed “hell or high water” language in the antitrust approval covenants and again proposed a 4% termination fee, but accepted the removal of the reimbursement of NCR’s transaction expenses in the event of certain terminations of the agreement and/or offer) and an initial markup of the disclosure schedules. On October 15, 2018, Benesch and Dechert held conference calls to discuss open issues in the Merger Agreement.

Throughout the week of October 15, 2018, NCR and its advisors continued to conduct their due diligence review of JetPay, including through calls with Dechert and certain members of JetPay’s management.

On October 16, 2018, Dechert sent to Benesch a revised Merger Agreement along with a revised draft of the form of tender and support agreement, which reflected comments from the legal counsel of one of JetPay’s significant stockholders, Flexpoint Fund II, L.P.

During October 16 through October 19, 2018, Dechert and Benesch held several conference calls to discuss the remaining open issues in the Merger Agreement (including the antitrust approval covenants and termination fee) as well as the tender and support agreements.

On October 17, 2018, Benesch sent to Dechert a revised Merger Agreement and Dechert provided a revised draft of the disclosure schedules to Benesch.

On October 18, 2018, Dechert sent to Benesch a revised Merger Agreement and also a revised draft of the disclosure schedules, and Benesch provided a revised draft of the tender and support agreement to Dechert.

Also on October 18, 2018, the NCR Board of Directors held a special telephonic board meeting. All of the members of the NCR Board of Directors were in attendance. At that meeting, NCR’s CEO set forth and described the transaction. Bank of America Merrill Lynch provided the NCR Board of Directors with a presentation that included an overview of the proposed acquisition of JetPay, the key terms of the proposed acquisition, a summary valuation analysis that included a discounted cash flow analysis and a comparable company and precedent transaction analysis. Following a question and answer session and discussions among the NCR Board of Directors and members of the NCR management team, the NCR Board unanimously approved the Merger Agreement and related transactions.

On October 19, 2018, Benesch and Dechert exchanged revised drafts of the Merger Agreement, disclosure schedules, and tender and support agreements and conducted several conference calls to finalize such documents. Throughout the day on October 19, 2018, Benesch and Dechert negotiated and finalized the terms of the Merger Agreement, disclosure schedules and tender and support agreement.

Dechert informed Benesch the evening of October 19, 2018 that the Board of Directors of JetPay had approved the Merger Agreement and the transactions contemplated thereby.

Late in the evening of October 19, 2018, the Merger Agreement and tender and support agreements were executed.

The morning of October 22, 2018, the transactions were publicly announced through a joint press release by NCR and JetPay.

The Merger Agreement.

This section of the Offer to Purchase describes certain provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed (through incorporation by reference) as Exhibit (d)(1) to the Schedule TO filed by NCR on November 2, 2018 and is incorporated herein by reference. You are urged to read the full text of the Merger Agreement because it is the legal document that governs the Offer and the Merger. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 9 – “Certain Information Concerning Merger Sub and NCR – Additional Information.”

The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under “Conditions to the Merger,” Merger Sub will be merged with and into JetPay, and each then outstanding Share (other than Shares owned by NCR or JetPay or by any direct or indirect wholly-owned subsidiary of JetPay and in each case not held on behalf of third parties, or the Shares that are held by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive cash in an amount equal to the applicable Offer Price, without interest thereon.

The Offer

The Merger Agreement provides that Merger Sub will commence the Offer as promptly as practicable, but in no event later than ten (10) business days, after the date of the Merger Agreement. Subject to the satisfaction of the Minimum Condition and the other conditions that are described in Section 14 – “Conditions of the Offer,” Merger Sub will, and NCR will cause Merger Sub to, consummate the Offer, accept for payment and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Offer Expiration Time and, in any event, no later than three (3) business days after the consummation of the Offer. If the Offer is consummated, JetPay stockholders will receive:

•	$5.05 for each Common Share;

•

$5.05 for each underlying Common Share into which Series A Preferred Shares are converted (as the amount of proceeds that the holder of such Series A Preferred Share would receive if such Series A Preferred Share was converted into Common Shares pursuant to the Series A Certificate of Designation and such holder received the Common Share Offer Price for each Common Share issued upon such conversion exceeds the Series A Liquidation Value); and

•

$600 for each Series A-1 and Series A-2 Preferred Share (as each of the Series A-1 Liquidation Value and Series A-2 Liquidation Value exceeds the amount of proceeds that the holder of such Series A-1 Preferred Share or Series A-2 Preferred Share would receive if such share was converted into Common Shares pursuant to the applicable certificate of designation and such holder received the Common Share Offer Price for each Common Share issued upon such conversion), in each case, for validly tendered and not properly withdrawn by such stockholder prior to the Offer Expiration Time, without interest thereon and subject to deduction for any withholding taxes. The Offer is initially scheduled to expire at 11:59 p.m. (Philadelphia, Pennsylvania time) on December 4, 2018, but may be extended and re-extended as described below.

Merger Sub has reserved the right (but is not obligated) at any time and from time to time in its sole discretion to waive any Offer condition or modify the terms of the Offer, except that, without the prior written consent of JetPay, Merger Sub may not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Prices, (iii) modify or waive the Minimum Condition or the Termination Condition, (iv) add to the Offer conditions or otherwise modify or waive any term of the Offer in a manner adverse to JetPay or the holders of Shares, (v) extend the Offer (except as required or permitted by the Merger Agreement), (vi) change the form of consideration payable in the Offer or (vii) provide for a “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 under the Exchange Act.

Extensions of the Offer

The Merger Agreement provides that Merger Sub may extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq or NYSE applicable to the Offer (including in order to comply with Rule 14e-1(b) under the Exchange Act in respect of any change in the Offer Price). Subject to NCR’s and JetPay’s termination rights under the Merger Agreement, if as of any scheduled Offer Expiration Time, any condition to the Offer is not satisfied and has not been waived by Merger Sub or NCR, Merger Sub may, in its sole discretion (and without the consent of JetPay or any other person), extend the Offer on one or more occasions in consecutive increments of up to ten (10) business days each (or such longer or shorter period as NCR, Merger Sub and JetPay may agree), until such time as all conditions to the Offer are satisfied or waived. Merger Sub cannot, however, without JetPay’s written consent, extend the Offer beyond the earlier of February 28, 2019 (the “End Date”) and the termination of the Merger Agreement in accordance with the terms thereof, the provisions of which are summarized under “– Termination.”

If, as of any Offer Expiration Time, any condition to the Offer is not satisfied and has not been waived by Merger Sub, at the request of JetPay, Merger sub will extend the Offer on one or more occasions in consecutive increments of up to ten (10) business days (or such longer period as NCR, Merger Sub and JetPay may agree in writing) to permit such condition to the Offer to be satisfied; however, if the Minimum Condition is the only unsatisfied Offer condition, then Merger Sub will be required to extend the Offer Expiration Time for additional periods not to exceed an aggregate of sixty (60) business days. Merger Sub will not be required to extend the Offer beyond the earlier of the End Date and the termination of the Merger Agreement in accordance with the terms thereof.

Termination of the Offer

The Merger Agreement provides that Merger Sub may not terminate or withdraw the Offer prior to the Offer Expiration Time without the prior written consent of JetPay, except in the event that the Merger Agreement is terminated pursuant to its terms. In the event that the Merger Agreement is terminated pursuant to its terms, Merger Sub will (and NCR will cause Merger Sub to) promptly (and in any event within two (2) business days of such termination), irrevocably and unconditionally terminate the Offer and promptly return, or cause any depositary acting on its behalf to return, all tendered Shares to the registered holders thereof in accordance with applicable law.

The Merger

The Merger Agreement provides that the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Eastern time, as promptly as practicable following the satisfaction or, to the extent permitted under the Merger Agreement, waiver of the conditions described below, or such other date as NCR, Merger Sub and JetPay agree to in writing.

At the Effective Time, Merger Sub will be merged with and into JetPay, with JetPay continuing as the surviving corporation (the “Surviving Corporation”). The separate corporate existence of JetPay, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the Merger.

The respective obligations of NCR, Merger Sub and JetPay to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the Effective Time, of each of the following conditions:

•	Merger Sub has irrevocably accepted for purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer; and

•

No order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, a governmental body, or a self-regulatory organization or arbitrator, nor any applicable law, is in effect that, in each case, makes the Offer or the Merger illegal or otherwise prevent the consummation thereof.

Effect on Capital Stock at the Effective Time

Each Share outstanding immediately prior to the Effective Time (other than (i) Cancelled Shares (as defined below), and (ii) Common Shares as to which the holder thereof has properly exercised appraisal rights in accordance with Section 262 of the DGCL) will be converted into the right to receive cash in an amount equal to the applicable Offer Price, upon surrender of the certificate representing such Share (or, in the case of a lost, stolen, destroyed or mutilated certificate, upon delivery of an appropriate affidavit and/or bond if required by NCR or the payment agent) or non-certificated Share represented by book-entry, in each case in the manner provided in the Merger Agreement:

•

Each Share held by JetPay or any subsidiary of JetPay (or held in JetPay’s treasury) immediately prior to the Effective Time, as well as each Share held by NCR, Merger Sub or any subsidiary of NCR immediately prior to the Effective Time (collectively, the “Cancelled Shares”) will be cancelled and will cease to exist, and no consideration will be paid in exchange therefor; and

•	Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

Treatment of Company Options

Immediately prior to the Effective Time, each Company Option granted in accordance with the Company Stock Plan that is unvested shall become fully vested, and each Company Option that is then outstanding shall, automatically and without any action required on the part of the holder thereof, be cancelled in exchange for the right of the holder thereof to receive (without interest) an amount in cash, equal to the product of (x) the total number of Common Shares underlying the Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of the merger consideration over the per-share exercise price of such Company Option, less applicable tax withholdings; provided, that each Company Option with a per-share exercise price equal to or greater than the merger consideration shall be canceled with no payment due the holder thereof.

Adjustments to the Offer Price

The Merger Agreement provides that if, during the period between the date of the Merger Agreement and the Effective Time, any change in the outstanding shares of capital stock of JetPay occurs (other than the issuance of Shares in connection with the exercise or settlement of Company Options), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, then the Offer Price will be appropriately adjusted.

Certificate of Incorporation and Bylaws

The Merger Agreement provides that, at the Effective Time: (i) the certificate of incorporation of Merger Sub will become the certificate of incorporation of the Surviving Corporation, except that the name of the Surviving Corporation will be “JetPay Corporation”; and (ii) the bylaws of Merger Sub in effect immediately prior to the Effective Time will become the bylaws of the Surviving Corporation (aside from the name of the surviving corporation being “JetPay Corporation”).

Board of Directors and Officers at the Effective Time

The Merger Agreement provides that the directors and officers of Merger Sub immediately prior to the Effective Time will become the directors and officers of the Surviving Corporation.

Representations and Warranties

The Merger Agreement contains representations and warranties made by JetPay to NCR and Merger Sub and representations and warranties made by NCR and Merger Sub to JetPay. The representations, warranties and covenants set forth in the Merger Agreement (i) were made solely for purposes of the Merger Agreement and solely for the benefit of the contracting parties, (ii) may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made to NCR and Merger Sub in connection with the Merger Agreement, (iii) will not survive consummation of the Merger, (iv) are qualified in certain circumstances by a materiality standard which may differ from what may be viewed as material by stockholders or other persons, (v) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement, and (vi) may have been included in the Merger Agreement for the purpose of allocating risk between the parties rather than establishing matters as facts. Stockholders are not third-party beneficiaries under the Merger Agreement.

In the Merger Agreement, JetPay made customary representations and warranties to NCR and Merger Sub with respect to, among other things:

•	corporate existence and power;

•	organizational documents;

•	corporate authorization;

•	governmental authorization and enforceability;

•	non-contravention;

•	capitalization;

•	subsidiaries;

•	SEC filings and the Sarbanes-Oxley Act;

•	financial statements; internal controls;

•	disclosure documents;

•	absence of certain changes;

•	no undisclosed liabilities;

•	litigation;

•	compliance with applicable law and card networks;

•	material contracts;

•	taxes;

•	employee benefits plans;

•	labor and employment matters;

•	insurance policies;

•	environmental matters;

•	intellectual property;

•	real property and title to assets;

•	merchants, referral partners and vendors;

•	anti-money laundering;

•	systems;

•	data security;

•	security audits;

•	software;

•	brokers’ fees;

•	opinion of financial advisor; and

•	takeover laws.

Some of the representations and warranties in the Merger Agreement made by JetPay are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, circumstance, event, condition, change, development, occurrence or effect (each, an “Effect”) that, individually or in combination with any other Effect, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of JetPay and its subsidiaries, taken as a whole or (ii) would prevent JetPay from consummating the transactions contemplated by the Merger Agreement; provided, however, that no Effect shall constitute or contribute to a Company Material Adverse Effect to the extent that such Effect arises out of, or results directly or indirectly from, and none of the following will be taken into account in determining whether a Company Material Adverse Effect has occurred or is continuing: (A) general economic, business or regulatory conditions in the United States or elsewhere in the world; (B) credit, debt, financial or capital markets, interest or exchange rates or commodity prices, in each case, in the United States or elsewhere in the world; (C) conditions generally affecting the industry in which JetPay and its subsidiaries operate; (D) any national or international political conditions, any military conflict, declared or undeclared war, armed hostilities, acts of foreign or domestic terrorism or civil disobedience; (E) any hurricane, flood, tornado, earthquake or other natural disaster or pandemic; (F) changes or proposed changes in any applicable law or GAAP (or interpretation thereof); (G) any failure by JetPay and its subsidiaries to meet any internal or external projections, estimates, expectations, earnings predictions or forecasts for any period, or to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period (but excluding, in each case, the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (H) changes in the trading volume or trading price of JetPay’s Common Shares or JetPay’s credit rating (but excluding, in each case, the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition), if any; (I) the public announcement, performance or pendency of the Merger Agreement, the Offer or the anticipated consummation of the Offer or the Merger (including the identity of NCR as the acquirer of JetPay), including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders or governmental authorities or governmental officials; (J) any action required to be taken by JetPay and its subsidiaries pursuant to the Merger Agreement or to which NCR has consented or the failure to take any action by JetPay and its subsidiaries if that action is prohibited by the Merger Agreement and NCR has refused, after a request from JetPay, to consent or provide a waiver in a timely manner to permit such action to be taken; or (K) any matter or information set forth on JetPay’s disclosures to the Merger Agreement; or (L) any stockholder litigation; provided, further, that any Effect referred to in clause (A), (B), (C), (D) or (E) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a materially disproportionate adverse impact on JetPay and its subsidiaries, taken as a whole, as compared to the other companies that operate in the industry in which JetPay and its subsidiaries operate.

In the Merger Agreement, each of NCR and Merger Sub has made customary representations and warranties to JetPay with respect to:

•	corporate existence and power;

•	authorization; enforceability;

•	governmental authorization;

•	non-contravention;

•	capitalization and operation of Merger Sub;

•	no vote of NCR stockholders; required approval;

•	disclosure documents;

•	litigation;

•	ownership of Shares;

•	NCR Material Adverse Effect;

•	available funds; solvency; and

•	brokers’ fees.

Interim Operations

Except as expressly contemplated, required or permitted by the Merger Agreement, as required by applicable law or as consented to in writing by NCR (which consent will not be unreasonably withheld, conditioned or delayed), during the period between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms, JetPay has agreed to use commercially reasonable efforts to conduct its business in the ordinary course and use its commercially reasonable efforts to maintain and preserve substantially intact its business organization, assets and technology and material business relationships.

Furthermore, except as expressly contemplated by the Merger Agreement and the schedules thereto, as required by applicable law, or as consented to in writing by NCR (which consent will not be unreasonably withheld, conditioned or delayed), during the period between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger Agreement, JetPay may not, and will not permit any of its subsidiaries to do any of the following:

•

declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock or property) with respect to, any of its capital stock, other than dividends or distributions by a wholly owned subsidiary of JetPay or the payment of accrued dividends with respect to awards granted under JetPay’s stock plans that become vested after the date of the Merger Agreement; adjust, split, reverse split, combine, subdivide, reclassify, redeem, purchase, repurchase or otherwise acquire, directly or indirectly, or amend any of its capital stock or issue or authorize the issuance of any other securities in substitution for shares of its capital stock; or purchase, redeem or otherwise acquire any shares of its capital stock or other voting securities or any options, warrants, calls or rights to acquire, or any securities convertible into or exchangeable for, any such shares or voting securities (except (i) upon the net exercise of, or withholding of Shares to satisfy tax obligations upon vesting, settlement or exercise of awards granted under JetPay’s stock plans and (ii) in connection with the satisfaction of any tax liability or the payment of an exercise or purchase price relating to an outstanding award granted under JetPay’s stock plans);

•

issue, deliver, sell, transfer, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock or other securities or any options, warrants, calls or rights to acquire any such shares or other voting securities, subject to certain exceptions;

•	amend the organizational documents of JetPay or any of its subsidiaries;

•	merge or consolidate with, or purchase an equity interest in, or acquire all or substantially all of the assets of, any person or entity or any division or business thereof;

•

sell, lease or otherwise dispose of any of its real or personal properties or assets (including capital stock of any of its subsidiaries) that are material, individually or in the aggregate, to JetPay and its subsidiaries, taken as a whole, other than sales of inventory and other assets in the ordinary course of business;

•

adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, with respect to JetPay or any of its subsidiaries;

•

incur any indebtedness, or guarantee any indebtedness, other than (i) indebtedness under its existing lines of credit or other facilities, (ii) indebtedness incurred to finance any permitted capital expenditures described in the following item and permitted mergers, consolidations or purchases described in a prior item, and (iii) indebtedness incurred in connection with the refinancing of any indebtedness existing on the date of the Merger Agreement on substantially similar or more favorable terms and of an equal or lesser amount or permitted to be incurred, assumed or otherwise entered into pursuant to the exceptions described in this item; or make any loans or capital contributions to, or investments in, any entity or person other than subsidiaries of JetPay, other than in the ordinary course of business;

•

make or authorize any capital expenditures other than in the ordinary course of business and consistent with past practice, other than: (i) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance); (ii) capital expenditures accounted for in the 2018 budget provided by JetPay to NCR; or (iii) otherwise in an aggregate amount not to exceed $250,000;

•

sell, lease, license, pledge, transfer, subject to any lien or otherwise dispose of any intellectual property of JetPay or its subsidiaries, material assets or material properties except (i) with respect to assets or properties other than software and other intellectual property, pursuant to existing contracts or commitments, (ii) non-exclusive licenses of software and other intellectual property owned by JetPay or any of its subsidiaries to its customers, contractors, partners or suppliers in the ordinary course of business, (iii) sales of supplies and similar tangible inventory or used equipment in the ordinary course of business, or (iv) permitted liens incurred in the ordinary course of business;

•

enter into any material contract or modify, amend or terminate any material contract to which JetPay or any of its subsidiaries is a party in any manner, in each case other than in the ordinary course of business consistent with past practice or as required by applicable law;

•

hire, engage, promote or terminate (other than for cause, death or disability) the employment or engagement of any employee or individual consultant who will earn annual base compensation in excess of $200,000;

•

grant any material increase in base salary or bonus opportunity to any executive officers of JetPay or its subsidiaries, except as required under the terms of existing contracts in effect as of the date of the Merger Agreement (including the terms of any Company Employee Plan (as defined in the Merger Agreement)) or for employment arrangements for, or grants of compensatory awards to, promoted or newly hired employees, adopt or terminate any material Company Employee Plan (except as required by applicable law, as required under the terms of any existing Company Employee Plan in effect as of the date of the Merger Agreement, or for employment arrangements for, or grants of compensatory awards to, promoted or newly hired employees) or amend in any material respect any material Company Employee Plan, except as required by applicable law or to maintain the tax-qualified status of any Company Employee Plan or in the ordinary course of business;

•	take any action requiring notice to employees, or triggering any other obligations, in accordance with the WARN Act or any similar state, local or foreign applicable law;

•

make any material change in accounting methods, principles or practices, except insofar (i) as may have been required by a change in GAAP (or any interpretation thereof) or Regulation S-X under the U.S. Securities Act of 1933, as amended, (ii) as may be required by a change in applicable law or (iii) as disclosed in JetPay’s filings with the SEC or as required by a governmental authority or quasi-governmental entity;

•	write up, write down or write off the book value of any material assets, except to the extent required by GAAP;

•	settle, release, waive or compromise any proceeding or other claim (or threatened proceeding or other claim), other than certain excepted settlements, releases, waivers or compromises;

•	adopt or implement any stockholder rights plan or similar arrangement;

•

make any material election other than in the ordinary course of business consistent with past practice, change or revoke any tax election, change any method of tax accounting, file any amended tax return, enter into any closing agreement with respect to taxes, settle any tax claim or assessment for any material amount of taxes that is inconsistent with past practices or that is not reasonably expected to result in a material tax liability after the Closing, surrender any material right to claim a refund of taxes, or consent to any extension or waiver of the limitation period, other than automatic extensions of time to file tax returns applicable to any tax claim or assessment; or

•	authorize any of, or commit or agree in writing to take any of, the foregoing actions.

No Solicitation

From the date of the Merger Agreement, JetPay, its subsidiaries and its and their respective Representatives (as defined below) were required to:

•

immediately cease and cause to be terminated all discussions or negotiations with any person currently or previously conducted with respect to any offer or proposal (other than an offer or proposal by NCR)

contemplating or otherwise relating to any Acquisition Transaction (as defined below) (an “Acquisition Proposal”), or any inquiry or proposal that could reasonably be expected to lead to, or result in, an Acquisition Proposal;

•	terminate access by any third party to any physical or electronic data room relating to any potential Acquisition Transaction; and

•

request the prompt return or destruction of any confidential information provided to any third party within the 12 months immediately preceding the date of the Merger Agreement in connection with a proposed Acquisition Transaction.

Subject to the paragraph below, at all times since the Merger Agreement was entered into and continuing until the earlier to occur of the consummation of the Offer and the termination of the Merger Agreement pursuant to its terms, JetPay and its subsidiaries may not, and may not authorize or permit its or their respective directors, officers, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives (collectively, “Representatives”) to do any of the following:

•

initiate, solicit or knowingly encourage or knowingly facilitate the making of any Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal;

•

engage in negotiations or discussions with, or furnish any information concerning JetPay or any of its subsidiaries to, any third party who has made, or in response to, an Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal; or

•	resolve or agree to do any of the foregoing.

Notwithstanding anything to the contrary contained in the Merger Agreement, if at any time after the date of the Merger Agreement and prior to the consummation of the Offer, JetPay receives an unsolicited written Acquisition Proposal (which Acquisition Proposal was made after the date of the Merger Agreement and did not result from a material breach of the provisions described in this section), JetPay and the JetPay Board and/or their representatives may, subject to compliance with the provisions described in this section, engage in negotiations or discussions with, or furnish any information and reasonable access to, such third party making such Acquisition Proposal and/or its representatives or potential financing sources if the JetPay Board determines in good faith, after consultation with JetPay’s outside legal counsel and financial advisor, and based on information then available, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, or result in, a Superior Proposal (as defined below). However, prior to furnishing any non-public information, JetPay is required to receive from such third party an executed confidentiality agreement with terms comparable to or more favorable to JetPay than the terms of JetPay’s confidentiality agreements with affiliates of NCR described in “– Confidentiality Agreements” (an “Acceptable Confidentiality Agreement”). Further, JetPay may not furnish any non-public information unless such information has been previously provided or made available to NCR or is provided or made available to NCR promptly (and in any event within 24 hours) after it is so furnished to such third party. Notwithstanding anything to the contrary contained in the Merger Agreement, JetPay may, following the receipt of an Acquisition Proposal, contact the third party that has made such Acquisition Proposal to (i) clarify and understand the terms and conditions thereof to facilitate the JetPay Board’s (or committee’s) determination with respect to whether such Acquisition Proposal constitutes, or could reasonably be expected to lead to, or result in, a Superior Proposal and (ii) inform such third party of the provisions described in this Section.

The JetPay Board Recommendation

The JetPay Board has unanimously adopted resolutions: (i) approving and declaring that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair and in the best interests of the stockholders of JetPay and JetPay, (ii) approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and (iii) determining to recommend that the stockholders of JetPay accept the Offer and tender their shares to Merger Sub pursuant to the Offer (the “JetPay Board Recommendation”).

The Merger Agreement provides that neither the JetPay Board nor any committee thereof will: (i) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify in any manner adverse to NCR) in any manner, the JetPay Board Recommendation; (ii) take any action to exempt any person (other than NCR and its affiliates) from any applicable state takeover statute; (iii) approve, adopt or recommend any Acquisition Proposal, or propose publicly to approve, adopt or recommend, any Acquisition Proposal; (iv) fail to publicly reaffirm the JetPay Board Recommendation within four (4) business days after NCR so requests in writing; or (v) make any public statement inconsistent with the JetPay Board Recommendation (each such foregoing action or failure to act in clauses (i) through (v) being referred to as a “Change in Recommendation”).

The Merger Agreement further provides that neither the JetPay Board nor any committee thereof will allow JetPay or any of its subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or similar agreement or arrangement (other than an Acceptable Confidentiality Agreement) with any third party providing for an Acquisition Transaction or requiring JetPay to abandon, terminate or fail to consummate the Merger or any of the other transactions, or requiring JetPay to fail to comply with the provisions described under the headings “– No Solicitation” or “– The JetPay Board Recommendation” (an “Alternative Acquisition Agreement”).

Notwithstanding anything to the contrary contained in the Merger Agreement, at any time prior to the consummation of the Offer, in the event a material development, event, fact, occurrence or material change in circumstances (other than an Acquisition Proposal) occurs or arises after the date of the Merger Agreement that was not known or reasonably foreseeable by the JetPay Board as of the date of the Merger Agreement, the JetPay Board may make a Change in Recommendation if the JetPay Board determines, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the JetPay Board’s fiduciary duties under applicable law; provided, that JetPay has provided NCR four (4) business days’ prior written notice advising NCR that it intends to take such action and specifying, in reasonable detail, the reasons for such action.

Notwithstanding anything to the contrary contained in the Merger Agreement, but subject to the conditions described under “Notice Requirements,” at any time prior to the consummation of the Offer if, in response to an unsolicited written Acquisition Proposal made after the date of the Merger Agreement that did not result from a material breach of the provisions described under the headings “– No Solicitation” or “– The JetPay Board Recommendation,” the JetPay Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to approve or recommend such Superior Proposal would be reasonably likely to be inconsistent with the JetPay Board’s fiduciary duties under applicable law, JetPay may make a Change in Recommendation and/or terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that JetPay may not terminate the Merger Agreement unless (i) it has complied in all material respects with its obligations described under the headings “– No Solicitation,” “– The JetPay Board Recommendation” and “– Notice Requirements” and (ii) it pays, or causes to be paid, the fee described under the heading “– Termination Fee” substantially concurrently with such termination.

Notice Requirements

Notwithstanding the above, JetPay will not be permitted to make a Change in Recommendation or terminate the Merger Agreement unless (i) it has provided to NCR three (3) business days’ prior written notice (a “Superior Proposal Notice”) advising NCR that JetPay intends to take such action (and specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal and, if applicable and not prohibited by the terms of any confidentiality or non-disclosure agreement to which JetPay is a party as of the date of the Merger Agreement, providing a copy of the relevant proposed transaction agreement (it being understood that, in the event of any change in the per share consideration or form of consideration offered under, or any other material amendment or modification of any Superior Proposal, the time periods described in this section will be extended by one (1) additional business day) and (ii) during such three (3) business day period, if requested by NCR, JetPay has engaged in good faith negotiations with NCR regarding changes to the terms of the Merger Agreement intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and the JetPay Board has considered any adjustments to the Merger Agreement (including a change to the price terms thereof) and any other adjustments that may be irrevocably proposed in writing by NCR no later than 5:00 p.m., Philadelphia, Pennsylvania time, on the third (3rd) business day of such three (3) business day period and has determined in good faith (after consultation with its outside legal counsel and financial advisor) that the Superior Proposal would continue to constitute a Superior Proposal if such proposed adjustments were to be given effect.

The Merger Agreement further requires that JetPay promptly (and in any event within 24 hours) advise NCR in writing in the event that it receives any Acquisition Proposal, and in connection with such notice, if applicable, provide to NCR the material terms and conditions (including, unless prohibited by the terms of any confidentiality or non-disclosure agreement existing as of the date of the Merger Agreement, the identity of the person making any such Acquisition Proposal) of any such Acquisition Proposal. JetPay has agreed to (i) keep NCR reasonably informed on a reasonably current basis of the status of any such Acquisition Proposal, (ii) promptly (and in any event within 24 hours) notify NCR in writing of any material change to the material terms of any such Acquisition Proposal or any determination by the JetPay Board that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, or result in, a Superior Proposal and (iii) provide to NCR as soon as practicable (and in any event within 24 hours) after receipt or delivery thereof of any written indication of interest (or amendment thereto) or any written material that constitutes an Acquisition Proposal (or amendment thereto) including copies of any proposed Alternative Acquisition Agreements and any financing commitments related thereto.

For the purposes of this Offer to Purchase:

•

“Acquisition Transaction” means any transaction or series of related transactions with a person or “group” (as defined in the Exchange Act) relating to the acquisition of at least 15% of the assets of, any class of equity interests in (including outstanding Shares) or business (as determined by reference to consolidated revenues) of JetPay and its subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other similar transaction.

•

“Superior Proposal” means an Acquisition Proposal (as defined above, except that the reference to “15%” will be deemed to be “50%” for the purposes of this definition) made by a third party that the JetPay Board determines in good faith, after consultation with JetPay’s outside legal counsel and financial advisor, and considering such factors as the JetPay Board deem to be appropriate (including the conditionality (including with respect to financing), timing and likelihood of consummation of such proposal), (i) is on terms that are more favorable to the stockholders of JetPay than the transactions (including after giving effect to any adjustments proposed in accordance with the provisions set forth in “Notice Requirements” above).

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides for certain indemnification rights in favor of JetPay’s and its subsidiaries’ current and former directors and officers. Specifically:

•

For six (6) years after the Effective Time, NCR will cause the Surviving Corporation to, and the Surviving Corporation will, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such person currently covered by

JetPay’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement; provided, however, that the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount JetPay paid in its last full fiscal year prior to the date of the Merger Agreement (the “Current Premium”) and if such premiums would at any time exceed 300% of the Current Premium, then the Surviving Corporation will cause to be maintained policies of insurance that provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. This provision will be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by JetPay prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation will maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

•

From and after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of JetPay and its subsidiaries pursuant to (i) each indemnification, exculpation or expense reimbursement or advance agreement in effect between JetPay or any of its subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of, or serving as a director or officer of another person or entity at the request of, JetPay or its subsidiaries (each, an “Indemnified Party,” and each such indemnification agreement, a “D&O Indemnification Agreement”); and (ii) any indemnification or expense reimbursement or advance provision and any exculpation provision set forth in the certificate of incorporation or by-laws of JetPay or other similar organizational documents of any subsidiary of JetPay as in effect on the date of the Merger Agreement (the “Governing Document Indemnification Provisions”). For a period of six years from and after the Effective Time, NCR and the Surviving Corporation will not amend, repeal or otherwise modify the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and any subsidiaries of JetPay to contain provisions no less favorable with respect to exculpation, indemnification and reimbursement and advance of expenses of directors and officers of JetPay for periods at and prior to the Effective Time than are currently set forth in the organizational documents of JetPay and such subsidiaries of JetPay. To the fullest extent permitted by applicable law, NCR and the Surviving Corporation will cause the D&O Indemnification Agreements to continue in full force and effect in accordance with their terms following the Effective Time.

•

From and after the Effective Time, each of NCR and the Surviving Corporation shall, to the extent as provided in the D&O Indemnification Agreement and Governing Document Indemnification Provisions, indemnify and hold harmless each Indemnified Party against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened proceeding arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the Effective Time in connection with such Indemnified Party’s service as a director or officer of JetPay or any of its subsidiaries (or acts or omissions in connection with such Indemnified Party’s service as officer, director, member, trustee or other fiduciary in any other entity if such services were at the request, at the direction or for the benefit of JetPay); provided, that any person to whom any funds are advanced pursuant to the foregoing must provide an undertaking to repay such advances if it is ultimately determined the indemnification of such person is not entitled to indemnification. In the event of any such proceeding in which the Indemnified Party seeks indemnification directly from NCR pursuant to this provision, NCR and the Surviving Corporation shall control the defense of any such proceeding.

•

If any Indemnified Party makes any claim for indemnification or advancement of expenses pursuant to the above provisions of the Merger Agreement that is denied by NCR and/or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then NCR or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims.

•

If either of NCR or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that the successors and assigns of NCR or the Surviving Corporation, as applicable, will assume the obligations described in this section.

Reasonable Best Efforts

Each of NCR, Merger Sub and JetPay are required to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions as promptly as practicable, including (i) the obtaining of all necessary actions or non-actions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods from governmental authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any governmental authority, including in connection with any regulatory law, (ii) the delivery of required notices to, and the obtaining of all necessary consents, approvals or waivers from third parties and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions; provided, that in no event will JetPay or any of its subsidiaries be required to pay prior to the Closing any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions under any contract or agreement. NCR and Merger Sub shall take all such further action as may be necessary to resolve such objections, if any, as the FTC, the Antitrust Division of the DOJ, state antitrust enforcement authorities, or competition authorities of any other nation or other jurisdiction (including multinational or supranational), or any other person, may assert under any applicable law with respect to the transactions contemplated by the Merger Agreement, and to avoid or eliminate each and every impediment under any applicable law that may be asserted by any person with respect to the Merger, in each case so as to enable the Merger and the related transactions to occur as soon as possible. Notwithstanding anything to the contrary set forth in the foregoing, NCR and Merger Sub will not be obligated to propose, negotiate, commit to and effect, or otherwise agree to, by agreement, consent decree, hold separate order, trust or otherwise (i) to any “Divestiture Action” which is not limited to the assets of JetPay and its subsidiaries and (ii) to any Divestiture Action involving the assets of the merchant acquiring business of JetPay and its subsidiaries.

Anti-Takeover Laws

The Merger Agreement provides that if any “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover law becomes or is deemed to be applicable to JetPay, NCR, Merger Sub, the Merger or any other transaction contemplated by the Merger Agreement, then each of JetPay, NCR, Merger Sub and their respective Boards of Directors shall use reasonable best efforts to ensure that the Offer, the Merger and any other transaction contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such law on the Merger Agreement, the Offer, the Merger and any other Transaction contemplated by the Merger Agreement.

Employee Matters

The Merger Agreement requires that during the 12 month period immediately following the consummation of the Merger (or, if earlier, the date such employee terminates employment with NCR or its affiliates), NCR will provide, or cause its affiliates to provide, employees who are employed by JetPay or one of its subsidiaries as of the Effective Time (“Continuing Employees”) with (i) the hourly wage or base salary and target cash bonus opportunity that, in each case, are substantially comparable in the aggregate to those in effect for similar JetPay employees employed immediately prior to the Closing and (ii) all other compensation benefits (other than participation in any defined benefit pension plan, stock purchase place and equity plans) that are substantially comparable in the aggregate to such Continuing Employee as those provided to such Continuing Employee immediately prior to the Closing, provided that such Continuing Employee’s duties or employment status as full-time or part-time do not change. In the event of the termination of employment of any Continuing Employee during the 12 months immediately following the Closing, NCR will provide such Continuing Employee with severance payments and benefits that are substantially comparable, in the aggregate, to the greater of the severance payments and benefits Continuing Employee would have been entitled under the severance plan or policy of JetPay or a subsidiary of JetPay applicable to such Continuing Employee immediately prior to Closing or under the severance plans, agreements or arrangements of NCR and its affiliates, as amended from time to time (excluding, after the Closing, the Surviving Corporation and its subsidiaries) in effect at the time of such Continuing Employee’s termination of employment.

NCR also must cause the service of each such Continuing Employee with JetPay, the Surviving Corporation and their respective subsidiaries, and all of their respective predecessors, to be recognized for purposes (other than for purposes of services or benefit accrual under any defined benefit pension plan) under each employee benefit plan, program or arrangement of the Surviving Corporation, NCR or any of their respective affiliates (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, except to the extent such credit would result in a duplication of benefits. Additionally, each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans to the extent coverage under such plan replaces coverage under a comparable employee benefit plan of JetPay in which such Continuing Employee participated or was eligible to participate immediately before the replacement. Without limiting the foregoing, each Continuing Employee that was eligible to participate in the JetPay Corporation 401(k) Plan (the “Company 401(k) Plan”) immediately prior to the Effective Time shall be eligible to participate, immediately following the Closing, in a 401(k) plan maintained by NCR or one of its affiliates.

Each of NCR, Merger Sub and JetPay have agreed that the provisions of the Merger Agreement described above are for the sole benefit of the parties to the Merger Agreement and will not create any right in any other person, including any right to continued employment or service with NCR, JetPay, the Surviving Corporation or any of their respective affiliates. In addition, such provisions will not be deemed to amend any employee benefit plan of JetPay or NCR or limit the right of NCR, JetPay, the Surviving Corporation or any of their respective affiliates to amend, merge or terminate any such plan, program, agreement or arrangement.

Termination

The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the consummation of the Offer:

•	by mutual written agreement of NCR and JetPay;

•	by either NCR or JetPay if:

•

the Offer has not been consummated in accordance with its terms and the Merger Agreement on or before the End Date or the Offer is terminated or withdrawn pursuant to its terms and the terms of the Merger Agreement without any Shares being purchased thereunder; provided, however, that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose material breach of any of its obligations under the Merger Agreement has been the primary cause of, or resulted in, the failure of the Offer to be consummated by the End Date;

•

any governmental authority or self-regulatory body of competent jurisdiction has issued a final, non-appealable order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose material breach (including with respect to NCR, a material breach by Merger Sub) of any of its obligations under the Merger Agreement has been the primary cause of, or resulted in, such order, injunction, judgment or similar requirement; or

•

any applicable law has been promulgated, entered, enacted or issued or is applicable to the Merger by any governmental authority or self-regulatory body that prohibits, prevents or makes illegal the consummation of the Merger or the transactions, and such applicable law is final and non-appealable.

•	by NCR if:

•	a Change in Recommendation has occurred;

•	JetPay has committed an intentional and knowing breach of any material provision described under the headings “– No Solicitation,” “– The JetPay Board Recommendation” or “– Notice Requirements”; or

•

JetPay has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would: (i) give rise to the failure of any of the Offer conditions relating to JetPay’s representations and warranties or the occurrence of a Company Material Adverse Effect and (ii) such breach or failure to perform is incapable of being cured or has not been cured by JetPay by the earlier of (1) 30 days after written notice has been given to NCR by JetPay of such breach or failure to perform and (2) the End Date; provided, however, that NCR may not terminate the Merger Agreement pursuant to this provision if, at the time such termination would otherwise take effect in accordance with the foregoing, NCR or Merger Sub is in material breach of any provision of the Merger Agreement such that JetPay has the right (or would following notice and an opportunity to cure) to terminate the Merger Agreement in accordance with its terms due to a material breach of NCR; or

•	by JetPay if:

•

the JetPay Board has determined to terminate the Merger Agreement in response to a Superior Proposal, and substantially concurrently with such termination JetPay enters into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal and pays to NCR the fee described under “– Termination Fee”;

•

NCR has breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) has or would reasonably be expected to prevent or materially delay, interfere with, impair or hinder Merger Sub or NCR from performing any of its obligations under the Merger Agreement and (ii) is incapable of being cured or has not been cured by NCR within thirty (30) business days after written notice has been given by JetPay to NCR of such breach or failure to perform; provided, however, that JetPay may not terminate the Merger Agreement pursuant to this provision if, at the time such termination would otherwise take effect in accordance with the foregoing, JetPay is in material breach of any provision of the Merger Agreement; or

•

if Merger Sub fails to commence the Offer or consummate the Offer, in each case, in accordance with the terms of the Merger Agreement; provided, however, that JetPay may not terminate the Merger Agreement pursuant to this provision if such failure to commence the Offer resulted from the breach of the Merger Agreement by JetPay.

Effect of Termination

In the event of the termination of the Merger Agreement as provided under “– Termination,” the Merger Agreement will be void and of no effect; provided, however, that (i) certain provisions of the Merger Agreement will survive the termination of the Merger Agreement and will remain in full force and effect, and (ii) the termination of the Merger Agreement will not relieve any party from liability for fraud or any intentional and knowing material breach prior to such termination.

Termination Fee

JetPay has agreed to pay NCR $6,187,500 (the “Termination Fee”) if:

•

the Merger Agreement is validly terminated by JetPay in response to a Superior Proposal in and concurrently with such termination JetPay enters into a definitive Alternative Acquisition Agreement NCR; with respect to such Superior Proposal;

•

the Merger Agreement is validly terminated by NCR because of a Change in Recommendation or because JetPay has committed an intentional and knowing breach of any material provision described under the headings “– No Solicitation,” “– The JetPay Board Recommendation” or “– Notice Requirement”; or

•

the Merger Agreement is terminated by NCR or JetPay because the Offer has been terminated or has not been consummated by the End Date or by NCR because of a material breach by JetPay and at any time on or after the date of the Merger Agreement and prior to such termination an Acquisition Proposal has been publicly announced (and not publicly withdrawn) and (i) within 12 months after the date of such termination, JetPay enters into a definitive agreement to engage in an Acquisition Transaction, and thereafter such Acquisition Transaction is consummated (whether or not such consummation occurs before or after such 12 month period), or (ii) within 12 months after the date of such termination, any Acquisition Transaction is consummated (except, in each case, that the reference to “15%” in the definition of “Acquisition Transaction” will be deemed to be “50%”).

Subject to the remedies described under “– Availability of Specific Performance to NCR and Merger Sub,” each of NCR and Merger Sub have acknowledged and agreed that, with respect to the enforcement of the termination provisions of the Merger Agreement, NCR’s right to receive payment of the Termination Fee will constitute the sole and exclusive remedy of NCR, Merger Sub and their affiliates and representatives against JetPay, its subsidiaries and any of their respective former, current or future representatives, general or limited partners, stockholders, members, managers, employees, affiliates or assignees for all damages, costs, fees, expenses, liabilities, penalties or losses of any kind suffered as a result of or in connection with the Merger Agreement (including the negotiation, execution, performance or breach thereof), the failure of the transactions to be consummated or otherwise.

Availability of Specific Performance

The parties have agreed that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached; accordingly, the parties agreed that the parties to the Merger Agreement will be entitled to seek and obtain an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement without the need to secure or post any bond in connection therewith, in addition to any other remedy to which such parties are entitled at law or in equity (subject to the limitations set forth in the Merger Agreement).

Governing Law

The Merger Agreement and any proceedings arising out of or related to the Merger Agreement or to the Transactions will be governed by and construed in accordance with the laws of the state of Delaware.

Other Arrangements

Support Agreement. Certain of JetPay’s stockholders, directors and officers have entered into Support Agreement pursuant to which the Tendering Stockholders have, subject to certain limitations and exceptions, agreed to tender all JetPay Common Shares and Preferred Shares beneficially owned by such stockholders.

Pursuant to the Support Agreement, the Tendering Stockholders have agreed to tender and sell Shares representing approximately 47% of the voting power of the JetPay Common Shares and Preferred Shares, as of October 18, 2018, owned by them to us pursuant to and in accordance with the terms of the Offer (the “Tender Shares”). The Support Agreement also provides that all Common Shares issued upon the exercise of options to purchase Common Shares owned or beneficially owned by the Tendering Stockholders as of the date of the Support Agreement shall be considered Tender Shares.

Each Support Agreement provides that, no later than five (5) business days after the commencement of the Offer, the applicable Tendering Stockholder will tender into the Offer all outstanding Shares such Tendering Stockholder directly owns (with certain specified exceptions) as of the date of the Support Agreement or of which such Tendering Stockholder acquires direct ownership after such date until the termination of the Support Agreement.

Each Support Agreement will terminate at the earliest to occur at such date and time as (i) the Merger Agreement shall have been terminated for any reason, (ii) the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (iii) the acquisition by NCR or Merger Sub of all the Tender Shares of the stockholder, whether pursuant to the Offer, the Merger or otherwise, (iv) such a termination is agreed to in writing by NCR and the stockholder, (v) if the stockholder is a trust whose trustee is not a director or officer of JetPay, the determination by such trustee of the stockholder, under certain circumstances, that the failure to terminate the Merger Agreement would violate the trustee’s fiduciary duties under applicable law, (vi) JetPay’s Board of Directors shall have made a “Change in Recommendation” (as defined in the Merger Agreement), or (vii) if the Offer (including any extensions thereof permitted under the terms of the Merger Agreement and not in contravention of the terms of the Support Agreement) shall have expired without acceptance for payment of the Tender Shares pursuant to the Offer occurring on or before 5:30 p.m. (Philadelphia, Pennsylvania time) on the first (1st) business day following such expiration of the Offer (which, for the avoidance of doubt, shall include any extensions thereof permitted under the terms of the Merger Agreement and not in contravention of the terms of the Support Agreement).

The foregoing summary is qualified in its entirety by reference to the complete text of the Support Agreement and the First Amendment to Tender and Voting Agreement, which are filed (through incorporation by reference) as Exhibit (d)(2) and Exhibit (d)(3), respectively, to the Schedule TO filed by NCR on November 2, 2018 and are incorporated herein by reference.

Confidentiality Agreement. On August 4, 2018, the parties entered into the Mutual Nondisclosure Agreement (the “Confidentiality Agreement”), which governs the disclosure of any confidential information concerning the other party to other persons. As a condition to being furnished confidential information of the other party, in the Confidentiality Agreement, each of NCR and JetPay agreed, among other things, to keep such confidential information confidential and to use it only for specified purposes. The foregoing summary is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, which is filed as Exhibit (d)(4) to the Schedule TO filed by NCR on November 2, 2018 and is incorporated herein by reference.

12.	Purpose of the Offer; Plans for JetPay; Appraisal Rights

Purpose of the Offer; Plans for JetPay

The purpose of the Offer and the proposed Merger is to enable NCR to acquire control of, and the entire equity interest in, JetPay. Merger Sub intends to, as soon as practicable after consummation of the Offer, consummate the proposed Merger, in which JetPay will continue as the surviving corporation and a wholly-owned subsidiary of NCR. Pursuant to the Merger, at the Effective Time, each Share outstanding immediately prior to the Effective Time (other than Shares owned by NCR or JetPay or any direct or indirect wholly-owned subsidiary of JetPay) shall be converted into and become exchangeable for an amount, payable in cash and without interest, equal to the applicable Offer Price.

In accordance with the Merger Agreement, following the time of the purchase of Shares pursuant to the Offer, we will acquire the remaining Shares pursuant to the Merger.

Following completion of the Offer and the Merger, NCR intends to operate JetPay as a direct subsidiary of NCR. NCR is conducting a detailed review of JetPay and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. NCR will continue to evaluate the business and operations of JetPay during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, NCR intends to review such information as part of a comprehensive review of JetPay’s business, operations, capitalization and management with a view to optimizing development of JetPay’s potential in conjunction with JetPay’s and NCR’s existing businesses. We expect that all aspects of JetPay’s business will be fully integrated into NCR. However, plans may change based on further analysis, including changes in JetPay’s business, corporate structure, charter, bylaws, capitalization board of directors and management.

Except as set forth above the elsewhere in this Offer to Purchase, NCR and Merger Sub have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving JetPay or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any material change in JetPay’s capitalization or dividend policy, (iii) any other material change in JetPay’s corporate structure or business or (iv) composition of JetPay’s management or board of directors.

Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. If the Merger is consummated, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being consummated, stockholders who wish to exercise such appraisal rights must do so no later than the time of the consummation of the Offer, even though the Merger will not have been consummated as of such time. If the Merger is consummated, the holders of Shares immediately prior to the consummation of the Merger who (i) did not tender their Shares in the Offer, (ii) properly demand appraisal in accordance with the procedures set forth in Section 262 of the DGCL, and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

The “fair value” of any Shares could be based upon considerations other than, or in addition to, the Offer Price and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the applicable Offer Price. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

As will be described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following: (i) within the later of the consummation of the Offer and twenty (20) days after the mailing of the Schedule 14D-9, deliver to JetPay a written demand for appraisal of Shares held, which demand must reasonably inform JetPay of the identity of the stockholder and that the stockholder is demanding appraisal; (ii) not tender their Shares in the Offer; and (iii) continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time of the Merger.

The foregoing summary of the appraisal rights does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available under the DGCL. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. If a stockholder withdraws or loses its right to appraisal, such holder’s Shares will be automatically converted in the Merger into, and represent only the right to receive, the price per share to be paid in the Merger, without interest. A complete text of Section 262 of the DGCL is set forth as Annex I hereto.

Going-Private Transactions

Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions. We do not believe that Rule 13e-3 will be applicable to the Merger because it is anticipated that the Merger will be consummated within one year after the completion of the Offer and in the Merger, stockholders will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the SEC and disclosed to stockholders prior to the consummation of the Merger.

13.	Dividends and Distributions

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written approval of NCR, JetPay will not, and will not allow its subsidiaries to, authorize or pay any dividends on or make any distribution with respect to the outstanding Shares.

14.	Conditions of the Offer

Notwithstanding any other provision of the Offer, Merger Sub is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for any Shares, and may terminate or amend the Offer, if the Minimum Tender Condition, the Competition Law Condition or the Data Compromise Condition shall not have been satisfied, or if any of the following conditions exist:

•

(i) no order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement issued by a governmental authority or self-regulatory body, and no applicable law is in effect that would (1) make the Offer, the Merger or the other transactions contemplated by the Merger Agreement illegal or (2) otherwise prevent or prohibit the consummation thereof;

•	(ii) the representations and warranties of JetPay contained in the Merger Agreement:

•

(A) set forth in Section 4.01, Section 4.03, Section 4.06 (except to the extent such provisions impact the aggregate consideration payable), Section 4.29 or Section 4.31, which relate to corporate existence and power, corporate authorization, capitalization, brokers’ fees and takeover laws, respectively, are true and correct in all material respects;

•

(B) set forth in Section 4.06 (to the extent such provisions impact the aggregate consideration payable), which relate to capitalization, are true and correct in all respects, except to the extent that any inaccuracies would be de minimis;

•	(C) set forth in Section 4.11(b), which relate to the absence of a Company Material Adverse Effect, are true and correct in all respects; and

•

(D) not covered by the foregoing clauses (A), (B) and (C) are true and correct in all respects (after disregarding any qualifications that reference material, materiality or Company Material Adverse Effect) except to the extent that any inaccuracies in such representations and warranties would not have a Company Material Adverse Effect;

in each case as if such representations and warranties were made on and as of the Offer Expiration Time (or, in the case of such representations and warranties made only as of a specified time or date, on and as of such specified time or date);

•	(iii) since the date of the Merger Agreement there has been no Company Material Adverse Effect;

•

(iv) JetPay has performed in all material respects its obligations and complied in all material respects with all agreements and covenants of JetPay to be performed or complied with by it under the Merger Agreement prior to such time;

•	(v) has delivered to NCR a certificate signed by a senior executive officer dated as of the Offer Expiration Time certifying that the conditions specified in clauses (ii), (iii) and (iv) are true; and

•	(vi) the Merger Agreement has not been terminated in accordance with its terms.

15.	Certain Legal Matters; Regulatory Approvals

Certain Litigation

To the knowledge of NCR and the Merger Sub, as of the date hereof, there is no pending litigation against JetPay, NCR or the Merger Sub in connection with the Offer or the Merger.

General

Except as described in this Section 15, based on its examination of publicly available information filed by JetPay with the SEC and other publicly available information concerning JetPay, Merger Sub is not aware of any governmental license or regulatory permit that appears to be material to JetPay’s business that might be adversely affected by Merger Sub’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Merger Sub or NCR as contemplated herein. Should any such approval or other action be required, Merger Sub currently contemplates that, except as described below under “Business Combination Statutes,” such approval or other action will be sought. While Merger Sub does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to JetPay’s business, or certain parts of JetPay’s business might not have to be disposed of, any of which could cause Merger Sub to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. Merger Sub’s obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in Section 14 – “Conditions of the Offer.”

Business Combination Statutes

JetPay is incorporated under the laws of Delaware. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as JetPay from engaging in a “Business Combination” (defined as a variety of transactions, including mergers) with an “Interested Stockholder” (defined generally as a person that is the beneficial owner of 15% or more of a corporation’s outstanding voting stock) for a period of three (3) years following the time that such person became an Interested Stockholder unless: (a) prior to such time the board of directors of the corporation approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (b) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) at or subsequent to such time the Business Combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the Interested Stockholder. The foregoing description of Section 203 does not purport to be complete and is qualified in its entirety by reference to the provisions of Section 203.

JetPay Board has approved the Merger Agreement and the transactions contemplated by the Merger Agreement for purposes of Section 203 of the DGCL.

Based on information supplied by JetPay and the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by the board of directors of JetPay, we do not believe that any other state takeover statutes or similar laws purport to apply to the Offer or the Merger. Except as described in the Merger Agreement, Merger Sub has not attempted to comply with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, we may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14 – “Conditions of the Offer” of this Offer to Purchase.

Antitrust

NCR and JetPay are required to file a Notification and Report Form with respect to the Offer under the HSR Act and to observe a statutory waiting period prior to completing the Offer. The acquisition of Shares pursuant to the Offer may only be consummated after the expiration or early termination of a 15-day waiting period commenced by the filing of a Notification and Report Form by NCR with respect to the Offer. If the 15-day waiting period expires on a Saturday, Sunday or legal holiday, then the period is extended until the end of the next day that is not a Saturday, Sunday or legal public holiday. The Notification and Report Form was filed on November 2, 2018. Accordingly, the required 15-day waiting period will expire at 11:59 p.m. Eastern Time on November 19, 2018. Expiration or termination of the applicable waiting period under the HSR Act is a condition to our obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

The Merger will not require an additional filing under the HSR Act if the Merger occurs within one year after the expiration of the HSR Act waiting period applicable to the Offer.

The Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) frequently scrutinize the legality under the antitrust laws of transactions such as this proposed acquisition of JetPay. At any time before or after our acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by us or the divestiture of substantial assets of JetPay, NCR, the Merger Sub or any of their respective subsidiaries. State Attorneys General also have concurrent jurisdiction to review the proposed transaction and could also take action under their respective antitrust laws. Private litigants, such as consumers or suppliers, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

Stockholder Approval Not Required

Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding shares of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will have received a sufficient number of Shares to ensure that JetPay will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of JetPay. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, NCR, Merger Sub and JetPay will effect the Merger as soon as practicable, without a meeting of stockholders of JetPay in accordance with Section 251(h) of the DGCL.

16.	Fees and Expenses

Merger Sub has retained Innisfree M&A Incorporated to act as the Information Agent and Equiniti Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under U.S. federal securities laws.

Other than as set forth above, Merger Sub will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

17.	Miscellaneous

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Merger Sub may, in its sole discretion, take such action as Merger Sub may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of NCR or Merger Sub not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Merger Sub has filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Securities and Exchange Commission in the manner described in Section 9 – “Certain Information Concerning Merger Sub and NCR” of this Offer to Purchase.

Orwell Acquisition Corporation

November 2, 2018

SCHEDULE I

INFORMATION CONCERNING MEMBERS OF

THE BOARDS OF DIRECTORS AND THE

EXECUTIVE OFFICERS OF NCR AND MERGER SUB

Set forth below are the name, current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of NCR, each of whom is a citizen of the United States of America. Except as otherwise noted, positions specified are positions with NCR. The business address and telephone number of each person identified below as a director or executive officer of NCR is NCR Corporation, 864 Spring Street NW Atlanta, Georgia 30308, telephone number: (937) 445-5000.

Board of Directors

Name	Principal Occupation or Employment
Michael D. Hayford	Mr. Hayford is President and Chief Executive Officer of NCR, a position he has held since April 2018. Mr. Hayford was most recently Founding Partner of Motive Partners, an investment firm focused on technology-enabled companies that power the financial services industry. From October 2009 until his retirement in June 2013, Mr. Hayford served as the Executive Vice President and Chief Financial Officer at Fidelity National Information Services, Inc., a financial services technology company. Prior to joining FIS, Mr. Hayford was with Metavante Technologies, Inc., a bank technology processing company, from 1992 through September 2009. He served as the Chief Operating Officer at Metavante from May 2006 through September 2009 and as the President from November 2008 through September 2009. From November 2007 through October 2009, Mr. Hayford also served on the board of Metavante. Mr. Hayford is a member of the Board of Directors and Chairman of the Audit Committee of West Bend Mutual Insurance Company, and a member of the Board of Directors and the Audit Committee of Endurance International Group Holdings, Inc.

Gregory R. Blank	Mr. Blank is a Senior Managing Director of Blackstone based in New York where he focuses on investments in the technology, media and telecommunications sectors. Since joining Blackstone in 2009, Mr. Blank has been involved in the execution of many of Blackstone’s investments, including most recently in Kronos, JDA, Paysafe, Ipreo and Optiv. Prior to joining Blackstone, Mr. Blank was an associate at Texas Pacific Group (TPG) in San Francisco where he was involved in the evaluation and execution of private equity transactions. Before joining TPG, Mr. Blank worked in investment banking at Goldman, Sachs & Co. focused on technology, media and telecommunications clients. Mr. Blank graduated with a bachelor’s degree in economics from Harvard College and received an MBA from the Harvard Business School. He currently serves as a director of Ipreo and of Kronos, and previously served as a director of Travelport Worldwide Limited, Optiv and The Weather Company. Mr. Blank became a director of NCR on December 4, 2015.

Chinh E. Chu	Mr. Chu is a Managing Partner and Founder of CC Capital Management, LLC, an investment firm. In addition, Mr. Chu is the founder of CF Corp., a special purpose acquisition company that acquired Fidelity Guaranty, a life insurance company where Mr. Chu currently serves as Co-Executive Chairman. Before forming CC Capital Management, Mr. Chu was a Senior Managing Director of Blackstone in the Corporate Private Equity Group from January 2000 to

Name	Principal Occupation or Employment
November 2015. Before joining Blackstone in 1990, Mr. Chu worked at Salomon Brothers in the Mergers & Acquisitions Department. Mr. Chu led Blackstone’s investments in AlliedBarton, Celanese, Graham Packaging, Interstate Hotels, Kronos, LIFFE, Nalco, Nycomed, and Stiefel Laboratories. Mr. Chu graduated with a bachelor’s degree in finance from the University of Buffalo. He currently serves as a director of Biomet, Inc., Freescale Semiconductor, Inc., HealthMarkets Inc., and Kronos Incorporated. Mr. Chu became a director of NCR on December 4, 2015 and was appointed independent Lead Director effective February 22, 2016.

Richard L. Clemmer	Mr. Clemmer is President and Chief Executive Officer of NXP Semiconductors N.V., a semiconductor company, a position he has held since January 1, 2009. Prior to that, he was a senior advisor to Kohlberg Kravis Roberts & Co., a private equity firm, a position he held from May 2007 to December 2008. He previously served as President and Chief Executive Officer of Agere Systems Inc., an integrated circuits components company that was acquired in 2007 by LSI Logic Corporation, from October 2005 to April 2007. Mr. Clemmer became a director of NCR on April 23, 2008.

Robert P. DeRodes	Mr. DeRodes leads DeRodes Enterprises, LLC, an information technology, business operations and management advisory firm. Most recently, Mr. DeRodes served from April 2014 to April 2015 as the Executive Vice President and Chief Information Officer for Target, Inc., a general merchandising retailer, leading its post-breach information security efforts and developing a long-term technology transformation roadmap. Previously, Mr. DeRodes served as Executive Vice President, Global Operations & Technology, of First Data Corporation, an electronic commerce and payments company, from October 2008 to July 2010. Prior to First Data Corporation, Mr. DeRodes served as Executive Vice President and Chief Information Officer of The Home Depot, Inc., a home improvement retailer, from February 2002 to October 2008 and as President and Chief Executive Officer of Delta Technology, Inc. and Chief Information Officer of Delta Air Lines, Inc., from September 1999 until February 2002. Prior to working at Delta Mr. DeRodes held various executive positions in the financial services industry with Citibank (1995-99) and with USAA (1983-93). During the 10 years prior to 1983, Mr. DeRodes held technology positions working for regional Midwestern banks. Mr. DeRodes became a director of NCR on April 23, 2008.

Deborah A. Farrington	Ms. Farrington is a founder and President of StarVest Management, Inc. and is, and since 1999 has been, a general partner of StarVest Partners, L.P., a venture capital fund that invests primarily in emerging software and business services companies. From 1993 to 1997, Ms. Farrington was President and Chief Executive Officer of Victory Ventures, LLC, a New York-based private equity investment firm. Also during that period, she was a founding investor and Chairman of the Board of Staffing Resources, Inc., a diversified staffing company. Prior to 1993, Ms. Farrington held management positions with Asian Oceanic Group in Hong Kong and New York, Merrill Lynch & Co. Inc. and the Chase Manhattan Bank. Ms. Farrington was Lead Director and Chairman of the Compensation Committee of NetSuite, Inc., a New York Stock Exchange-listed company, until its sale to Oracle Corporation in November 2016 for $9.4 billion. Ms. Farrington is a member of the board of directors of Collectors Universe,

2

Name	Principal Occupation or Employment
Inc., where she is Chairperson of the Compensation Committee and a member of the Audit Committee. Ms. Farrington is also a member of the boards of directors of ConveyIQ, Crowd Twist, Inc., Host Analytics, Inc., Snagajob, Inc., and Xignite, Inc., all of which are private companies. Ms. Farrington holds an Executive Masters Professional Director Certification from the American College of Corporate Directors, a director education and credentialing organization. She is a graduate of Smith College and earned an MBA from the Harvard Business School. Ms. Farrington became a director of NCR on November 27, 2017.

Kurt P. Kuehn	Mr. Kuehn is a member of the Board of Directors of Henry Schein, Inc., and was Chief Financial Officer at United Parcel Service, Inc. (UPS), a global leader in logistics, from 2008 until July 2015. Prior to his appointment as CFO at UPS, Mr. Kuehn was Senior Vice President, Worldwide Sales and Marketing, leading the transformation of the sales organization to improve the global customer experience. Mr. Kuehn was UPS’s first Vice President of Investor Relations, taking the company public in 1999 in one of the largest IPOs in U.S. history. Since he joined UPS as a driver in 1977, Mr. Kuehn’s UPS career has included leadership roles in sales and marketing, engineering, operations and strategic cost planning. Mr. Kuehn became a director of NCR on May 23, 2012.

Linda Fayne Levinson	Ms. Levinson is a director of Jacobs Engineering Group where she serves as the company’s Independent Lead Director, and was Chair of the Board of Hertz Global Holdings, Inc. until January 2, 2017, when she resigned. Ms. Levinson was also a director of IngramMicro Inc. until December 2016 when the company was acquired by HNA Group, and a director of The Western Union Company until May 2016 when she retired from that Board. Ms. Levinson became a director of NCR on January 1, 1997 and was appointed the independent Lead Director of the Board on October 1, 2007 and continued to serve in that role through July 24, 2013. Ms. Levinson is also on the U.S. advisory board of CVC Capital Partners, and a senior advisor to RRE Ventures, a venture capital firm committed to helping founders build category-defining companies. Ms. Levinson is also a member of The McKinsey New Ventures Advisory Council. Ms. Levinson was a Partner at GRP Partners, a private equity investment fund investing in start-up and early-stage retail, technology and e-commerce companies, from 1997 to December 2004. Prior to that, she was a Partner in Wings Partners, a private equity firm, an executive at American Express running its leisure travel and tour business, and a Partner at McKinsey & Company. Ms. Levinson was a director of DemandTec, Inc. from June 2005 until February 2012 when it was acquired by International Business Machines Corporation.

Frank R. Martire	Mr. Martire is Executive Chairman of NCR Corporation. Mr. Martire most recently served as Non-Executive Chairman of Fidelity National Information Systems (“FIS”). From 2015 to 2017, he had served as Executive Chairman of FIS, and from 2009 to 2015 was President and Chief Executive Officer of FIS after its acquisition of Metavante. Mr. Martire had previously been Chief Executive Officer of Metavante from 2003 to 2009 and President from 2003 to 2008. He had been President and Chief Operating Officer of Call Solutions Inc. from 2001 to 2003, and President and Chief Operating Officer, Financial Institution Systems and Services Group, of Fiserv, Inc., from 1991 to 2001.

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Name	Principal Occupation or Employment
Mr. Martire serves as Chairman of the Board of Directors of J. Alexander’s Holdings, Inc. (NYSE:JAX). He is also Chairman of the Board of Sacred Heart University, a Board member of the Baptist Health System, Inc., Jacksonville University and Cannae, and a member of the Leadership Foundation of the Mayo Clinic. Mr. Martire holds a Master’s degree in Finance from the University of New Haven, Connecticut, and a Bachelor of Science degree in Economics from Sacred Heart University.

Matthew A. Thompson	Mr. Thompson currently serves as Executive Vice President, Worldwide Field Operations, for Adobe Systems Incorporated. Mr. Thompson joined Adobe in January 2007 as Senior Vice President, Worldwide Field Operations. In January 2013, he was promoted to Executive Vice President, Worldwide Field Operations. Prior to joining Adobe, Mr. Thompson served as Senior Vice President of Worldwide Sales at Borland Software Corporation, a software delivery optimization solutions provider, from October 2003 to December 2006. Prior to joining Borland, Mr. Thompson was Vice President of Worldwide Sales and Field Operations for Marimba, Inc., a provider of products and services for software change and configuration management, from February 2001 to January 2003. From July 2000 to January 2001, Mr. Thompson was Vice President of Worldwide Sales for Calico Commerce, Inc., a provider of eBusiness applications. Prior to joining Calico, Mr. Thompson spent six years at Cadence Design Systems, Inc., a provider of electronic design technologies. While at Cadence, from January 1998 to June 2000, Mr. Thompson served as Senior Vice President, Worldwide Sales and Field Operations and from April 1994 to January 1998 as Vice President, Worldwide Professional Services. Mr. Thompson became a director of NCR on October 24, 2017.

Executive Officers

Name	Principal Occupation or Employment
Michael D. Hayford	The principal occupations or employment and material employment history for the past five years of Mr. Hayford is set forth above.

Debra Bronder

Debra Bronder is Senior Vice President and Chief Human Resources Officer for NCR Corporation. She leads NCR’s people, culture and change initiatives to support NCR’s transformation to a software-driven business. Debra has significant experience leading Human Resources for high growth, global companies and implementing innovative business and people strategies.

Most recently, she led Human Resources for Cardtronics, a global leader in ATM placement and transaction processing. She was instrumental in helping the company establish its Total Rewards philosophy and built the company’s first formal employee engagement program.

Previously, Ms. Bronder was the Executive Vice President, HR Operations for Metavante. There, she led people and change initiatives including “One Metavante” to increase consistency of the client experience and unite all employees during a time of high growth and rapid expansion. Ms. Bronder also led programs focused on university hiring, talent development and retention to help the company advance to its next phase of growth, and led the HR activities for Metavante’s merger with FIS in 2009.

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Name	Principal Occupation or Employment
Ms. Bronder holds a bachelor’s degree from the University of Wisconsin – Whitewater and has received her Senior Professional in Human Resources (SPHR) certification.

Adrian Button	Adrian Button became NCR’s Senior Vice President, Global Hardware Product Operations, in February 2018, and from July 2017, when he joined NCR, to February 2018, Mr. Button acted as Senior Vice President Global Operations. Before he joined NCR, Mr. Button spent 19 years in various management roles with different divisions of the General Electric Company (GE). Most recently, Mr. Button served from January 2016 to July 2017 as Vice President, Supply Chain, for GE Industrial Solutions, with oversight of the division’s supply chain and service operations across 41 global factories. Prior to that, Mr. Button served as Vice President, Turbomachinery, for GE’s Oil & Gas division from January 2014 to December 2016, as General Manager of Global Operations Leader for GE’s Oil & Gas division from March 2011 to December 2013, and in other operations and supply chain roles with GE Aviation. Mr. Button holds a bachelor’s degree in engineering from the University of Glamorgan, Wales, United Kingdom.

Daniel W. Campbell	Daniel W. Campbell became NCR’s Executive Vice President, Global Sales, in February 2018. Previously, from July 2015 to February 2018, Mr. Campbell served as a Senior Vice President and General Manager at Virtustream, Inc., which he joined after it was acquired by EMC Corporation (EMC) in July 2015. With Virtustream, Mr. Campbell led the global sales integration with EMC’s sales organization, built a global strategic alliances and channels organization, and co-launched the Virtustream Storage Cloud, an enterprise-class cloud storage platform. Before joining Virtustream, from April 1998 through July 2015, Mr. Campbell served in a series of sales and management roles of increasing responsibility at EMC, including most recently as Senior Vice President, Global Specialty Sales from October 2013 to July 2015, and Chief Operating Officer and Senior Vice President, World Wide Sales, Backup Recovery Systems Division from January 2011 to December 2013. Before joining EMC, Mr. Campbell served in various sales and management roles with Sperry, Unisys, Motorola and Wang.

J. Robert Ciminera	J. Robert Ciminera became NCR’s Executive Vice President, Global Customer Services in February 2018. Previously, Mr. Ciminera served as NCR’s Executive Vice President, Hardware Product Operations, from January 2017 to February 2018, where he was responsible for NCR’s hardware product portfolio. Before that, Mr. Ciminera served as NCR’s Senior Vice President, Hardware Solutions and Global Operations from October 2015 to January 2017, as NCR’s Senior Vice President, Integrated Supply Chain Operations from May 2014 to October 2015, and as NCR’s Vice President, Strategic Sourcing and Chief Procurement Officer from February 2009, when he joined NCR, through May 2014. Before joining NCR, Mr. Ciminera served in various sourcing, supply chain and product management roles with Avaya, Motorola, Symbol Technologies and other technology companies.

Frank D’Angelo	Frank D’Angelo’s career spans 35 years in the financial services, digital banking and payments industries. He currently serves as Chairman of the Board of Evertec, a transaction and payments processing company in Latin America and

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Name	Principal Occupation or Employment

the Caribbean, is a past Chairman of the Electronic Funds Transfer Association and served on the Payments Advisor Counsel of the Federal Reserve Bank of Philadelphia.

Previously, he was President of Monitise Americas, Inc., a provider of mobile banking, payments and commerce networks. Prior to that post, Mr. D’Angelo was Executive Vice President of the Payments Solutions Group at Fidelity National Information Services and head of Payments and Digital Banking at Metavante Technologies. He also held several executive positions at Diebold, including CEO of Diebold Mexico, living in Mexico City.

Andre J. Fernandez	Andre J. Fernandez was appointed the Executive Vice President and Chief Financial Officer of NCR in August 2018. Mr. Fernandez, age 50, was most recently with CBS Radio Inc., the second largest radio company in the United States, with 117 radio stations in 26 markets along with an integrated suite of digital properties. At CBS Radio, Mr. Fernandez served as President and CEO from 2016 to 2017, and as President from 2015 to 2016, where, in addition to holding full operational and profit and loss responsibility, he led the effort to prepare the company for a potential initial public offering, including cross-functional preparation of S-1 documentation, investor roadshows and debt financing. Prior to that, Mr. Fernandez was with Journal Communications Inc., a publicly-traded diversified media company with operations including television, radio, digital and publishing, from 2008 to 2015. Mr. Fernandez served as President and Chief Operating Officer at Journal Communications Inc. from 2014 to 2015, in which position he had responsibility for all day-to-day operations and full profit and loss accountability. He also served as President and Chief Financial Officer from 2012 to 2014, and as Executive Vice President, Finance & Strategy and Chief Financial Officer from 2008 to 2012. Before joining Journal Communications Inc., Mr. Fernandez was with General Electric Company (GE) from 1997 to 2008, where he held CFO positions across several business units in multiple countries, and led numerous acquisitions aligned with business unit strategy at GE, including international transactions in Latin America and Europe. He served as Senior Vice President, Chief Financial Officer and Treasurer of GE’s Telemundo Communications Group, Inc. – NBC Universal from 2004 to 2008, and as Chief Financial Officer and Controller – Latin America for GE Corporate from 2002 to 2004, and as Chief Financial Officer – GE Digital Energy from 2000 to 2002, and as Assistant Treasurer and Risk Manager-Latin America - GE Corporate Treasury from 1998 to 2000, and as Chief Financial Officer - GE Capital Information Technology Solutions from 1997 to 1998. Prior to that, Mr. Fernandez was with United Technologies Corporation, where he served as Treasurer, FP&A Manager and Senior Treasury analyst for Otis Elevator and United Technologies Corporate Headquarters over 1995 to 1997, and with Merrill Lynch & Co. serving as Assistant Vice President – Emerging Market Debt Syndicate and Associate-Emerging Markets Debt Group in London and New York over 1992 to 1995. Prior to that, Mr. Fernandez was with Brown Brothers Harriman & Co. from 1990 to 1992 as an Associate in its Trade Finance Division in New York. Mr. Fernandez is Vice Chairman of the Board of Directors of Froedtert Health, and serves as Chairman of its Finance Committee and as a member of its Leadership Development & Compensation and Strategic Partnership Committees. Mr. Fernandez was also a member of the Board of Directors of Buffalo Wild Wings Inc. and served as Chairman of its Governance Committee and as a member of its Audit Committee.

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Name	Principal Occupation or Employment
Edward R. Gallagher	Edward R. Gallagher was named Senior Vice President, General Counsel and Secretary of NCR in October 2015, having served as Acting General Counsel since October 2014. His prior position with NCR was Law Vice President, Litigation & Employment Law, commencing in 2003; he has also served in other positions within the NCR Law Department, including Chief Counsel of the former Systemedia Division. Mr. Gallagher joined NCR in 1992. Prior to that, Mr. Gallagher was an attorney in private practice in San Francisco and in Boston. Mr. Gallagher holds a law degree from Yale Law School, as well as a master’s degree from Yale University in political science and international relations. He has an undergraduate degree from the University of South Dakota.

Paul Langenbahn	Paul Langenbahn became NCR’s Executive Vice President, NCR Corporation and President, NCR Commerce. Prior to that, he served as Chief Operating Officer. From January 2017 until March 2018, Mr. Langenbahn served as Executive Vice President, Global Software, in January 2017. From April 2014 to December 2016, Mr. Langenbahn served as Senior Vice President and President, Hospitality, and before that, following NCR’s acquisition of Radiant Systems, Inc. in 2011, he served as Vice President, Global Sales, Marketing and Services for NCR’s Hospitality division. Prior to joining NCR in 2011, Mr. Langenbahn was President of Radiant Systems’ Hospitality division, and he held various other leadership roles in sales, professional services, solution management and general management at Radiant Systems, where he was instrumental in the company’s development and growth.

Owen J. Sullivan	Owen J. Sullivan is the Chief Operating Officer of NCR, a position he has held since July 2018. Mr. Sullivan was most recently an independent consultant, providing strategic planning, consulting and executive mentoring, and working with and investing alongside private equity firms and other investor groups. Prior to that, Mr. Sullivan was with ManpowerGroup, a workforce and talent management solutions company, from 2003 to 2013, where his leadership helped transform the company’s business. At ManpowerGroup, he served as President of the Specialty Brands and Experis units from 2010 to 2013, and he served as the CEO of the Right Management and Jefferson Wells International, Inc. subsidiaries from 2004 to 2013 and from 2003 to 2010, respectively. Before joining ManpowerGroup, Mr. Sullivan was with Sullivan Advisors, LLC, a provider of strategic planning, consulting and executive mentoring for small to medium-sized businesses, from 2001 to 2003. Prior to that, Mr. Sullivan was with Metavante Technologies, Inc., a bank technology processing company, from 1993 to 2001, where he was instrumental in the company’s growth and expansion of new business lines. He served as the President of Metavante’s Financial Services Group and Enterprise Solutions Group from 1999-2001 and from 1995 to 1999, respectively. He served as Senior Vice President of Sales and Marketing at Metavante from 1993 to 1995. Before joining Metavante, Mr. Sullivan was with International Business Machines (IBM), where he held various sales, sales management and product marketing roles from 1979 to 1993. Mr. Sullivan is a member of the Board of Directors of Computer Task Group, Inc. Mr. Sullivan is also a member of the Board of Directors of Johnson Financial Group, and serves as a member of its Wealth Management, Risk and Succession Committees. In addition, Mr. Sullivan is a member of the Board of Directors of Marquette University, and serves as Chairman of the Board and a member of its Executive, Nominating and Governance and Finance Committees.

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Name	Principal Occupation or Employment
Mr. Sullivan is also a member of the Board of Directors of the Medical College of Wisconsin, and chairs its Advancement Committee, and serves on its Executive, Audit, Nominating and Governance and Investment Committees.

MERGER SUB

Set forth below are the name, current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Merger Sub, each of whom is a citizen of the United States of America. The business address and telephone number of each person identified below as a director or executive officer of Merger Sub is Orwell Acquisition Corporation, 864 Spring Street NW Atlanta, Georgia 30308, telephone number: (937) 445-5000.

Name	Principal Occupation or Employment
Edward R. Gallagher	Edward R. Gallagher was named Senior Vice President, General Counsel and Secretary of NCR in October 2015, having served as Acting General Counsel since October 2014. His prior position with NCR was Law Vice President, Litigation & Employment Law, commencing in 2003; he has also served in other positions within the NCR Law Department, including Chief Counsel of the former Systemedia Division. Mr. Gallagher joined NCR in 1992. Prior to that, Mr. Gallagher was an attorney in private practice in San Francisco and in Boston. Mr. Gallagher holds a law degree from Yale Law School, as well as a master’s degree from Yale University in political science and international relations. He has an undergraduate degree from the University of South Dakota.

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ANNEX I

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

RIGHTS OF APPRAISAL

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger) , were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this

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title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent

3

corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not

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commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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The Depositary for the Offer is:

Equiniti Trust Company

***By Mail: By 5:00p.m. Philadelphia, PA Time on the date of the expiration of the Offer Equiniti Trust Company Shareowner Services Voluntary Corporation Actions P.O. Box 64858 St. Paul, MN 55164-0858

***By Hand or Overnight Courier:

By 5:00p.m. Philadelphia, PA Time on the date of

the expiration of the Offer

Equiniti Trust Company

Shareowner Services

Voluntary Corporation Actions

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, NY 10022

Stockholders Call Toll Free (888) 750-5834

Banks and Brokers Call (212) 750-5833